As filed with the Securities and Exchange Commission on August 20, 2004

                                                                Registration No.

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM SB-2
                             REGISTRATION STATEMENT

                        UNDER THE SECURITIES ACT OF 1933

                     SOLUTION TECHNOLOGY INTERNATIONAL, INC.
                       (Name of Registrant in Our Charter)

           Delaware                        7372                 52-1988677
(State or Other Jurisdiction   (Primary Standard Industrial  (I.R.S. Employer
     of  Incorporation          Classification Code Number)  Identification No.)
       or Organization)

     5210 Chairmans Court                                Dan Jonson
           Suite 3                                    5210 Chairmans Court
     Frederick, MD 21703                                    Suite 3
        (301) 668-9600                                Frederick, MD 21703
 (Address and telephone number of Principal               (301) 668-9600
  Executive Offices and Principal Place of        (Name, address and telephone
          Business)                                number of agent for service)

                                    Copy to:
                              Ernest M. Stern, Esq.
                           Patricio E. Garavito, Esq.
                                Schiff Hardin LLP
                    1101 Connecticut Avenue, N.W., Suite 600
                             Washington, D.C. 20036
                                 (202) 778-6400

      Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. |X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
                                                                                              Proposed Maximum
                                                                            Proposed Maximum     Aggregate         Amount Of
             Title Of Each Class Of                     Amount To Be         Offering Price       Offering       Registration
           Securities To Be Registered                   Registered           Per Share (1)      Price (1)            Fee
---------------------------------------------------------------------------------------------------------------------------------
Common stock, par value $0.001 per share              3,073,113 Shares             $0.15         $460,966.95           $58.40
---------------------------------------------------------------------------------------------------------------------------------


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933. The shares included herein are being distributed to the stockholders of Mobilepro Corp. No consideration will be received by Solution Technology International, Inc. in consideration for such distribution and there is no market for the shares being distributed. Accordingly, for purposes of calculating the registration fee, the Registrant has used $0.15 per share as the current estimated fair value of the shares being distributed.

                                   ----------

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                  Subject to completion, dated ___________, 2004

                     SOLUTION TECHNOLOGY INTERNATIONAL, INC.
                  Spin-off of 3,073,113 Shares of Common Stock

      This prospectus relates to the distribution by dividend, or spin-off, to all of the stockholders of Mobilepro Corp. of 3,073,113 shares of Common Stock of Solution Technology International, Inc. ("STI"). STI is not selling any shares of Common Stock in this offering and therefore will not receive any proceeds from this offering. All costs associated with this registration will be borne by STI.

      Holders of Mobilepro common stock will receive one share of STI Common Stock for every 93 shares of Mobilepro common stock that they hold. Holders of certain warrants to purchase common stock of Mobilepro will retain the right to receive the shares of STI Common Stock upon exercise of the warrant. Holders of less than 93 shares of Mobilepro common stock will not receive any shares of STI Common Stock. The 3,073,113 shares of Common Stock represent 6.7% of the total outstanding shares of Common Stock. After the spin-off, STI, will be an independent public company.

      You will be required to pay income tax on the value of the shares of Common Stock of STI received by you in connection with this distribution.

      Currently, no public market exists for Common Stock of STI. We can provide no assurance that a public market for our securities will develop and ownership of our securities is likely to be an illiquid investment.

      THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK.

      PLEASE REFER TO "RISK FACTORS" BEGINNING ON PAGE 10.

      No underwriter or person has been engaged to facilitate the distribution of shares of Common Stock in this offering.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

      The information in this prospectus is not complete and may be changed. The dividend, or spin-off shall not occur until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to buy these securities in any state where the offer or sale is not permitted.

                The date of this prospectus is __________, 2004.

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY...........................................................1

SUMMARY FINANCIAL INFORMATION................................................8

RISK FACTORS................................................................10

THE DISTRIBUTION............................................................17

FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION.........................20

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
OR PLAN OF OPERATION .......................................................22

DESCRIPTION OF BUSINESS.....................................................24

MANAGEMENT..................................................................28

LeGAl PROCEEDINGS...........................................................31

PRINCIPAL SHAREHOLDERS......................................................32

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............................34

DESCRIPTION OF SECURITIES...................................................35

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
AND FINANCIAL DISCLOSURE ...................................................36

EXPERTS.....................................................................36

LEGAL MATTERS...............................................................36

AVAILABLE INFORMATION.......................................................36

FINANCIAL STATEMENTS.......................................................F-1

------------------------------------------------------------------------------

      Our audited financial statements for the fiscal year ended December 31, 2003 are contained herein.

                               PROSPECTUS SUMMARY

                                   OUR COMPANY

      Solution Technology International, Inc. ("STI") is a development stage company that designs, develops, markets and supports a web-based, multi-language, multi-currency software solution ("SurSITE(R)") used by insurance and reinsurance companies to facilitate and support their most critical back-office business processes. The Company's reinsurance application is proprietary software for reinsurance management of complex reinsurance contract combinations throughout the entire reinsurance contract workflow. The process begins when an insurance company buys reinsurance by ceding (or transferring) a portion of its liability to one or more reinsurers. This is referred to in the industry as ceded business. Reinsurers can also buy reinsurance to spread the risk even further, which is referred to as retroceded business.

      What distinguishes the Company's SurSITE(R) solution from our competition is an "industry-first" Technical Accounting Transaction Engine ("TATE") software that automates calculations and generates transactions for premiums, commissions, and claims based on events and transactions at the original insurance policy level; it also manages statements of account, reinsurance recovery notices, and claims notifications. TATE supports the two basic categories of reinsurance being treaty and facultative contracts. The difference between them is that a treaty contract covers multiple risks of a certain type while a facultative contract is for a single risk. To further enhance the applicability of the SurSITE(R) software, the Company is currently designing extensive support for facultative reinsurance used to insure very large risks that cannot be insured by a single insurance company like property and liability insurance for multinational corporations, airlines and aerospace, cargo, energy, engineering, manufacturers, ocean hull, etc. In addition to its software product, the Company provides its customers with complete requirements studies, data migrations, data integration tools, system integrations and other related professional services.

      We plan to market and sell our products worldwide, at the outset by utilizing a network of international industry contacts developed by senior management and indirectly through third parties. As part of the planned scaling of the organization, the Company will establish an international sales force by hiring experienced professionals with well-established track records and contacts throughout the insurance and reinsurance industry. The Company plans to establish a presence in the London market since it is the global center of reinsurance trading.

      The Company's initial multi-million dollar deployment and charter client, won in competition against Computer Science Corporation, is an insurance and reinsurance consortium based in Zurich, Switzerland consisting of 26 well-known member companies, including, among others, Allianz, Partner Re, Swiss Re, Winterthur Insurance Company and Zurich Insurance Group. The member companies are using STI's software platform to produce direct insurance business and manage the reinsurance transactions of the produced direct insurance business.

      For decades, lack of automation coupled with fragmented information systems of many global insurance and reinsurance organizations have made it difficult to accurately manage complex technical accounting methods causing losses from hard-to-detect errors involving premiums received and payable, claims and risk allocation, unnecessary operating expenses and reduced investment income from the negative impact of delayed claims recovery. Frequently, these shortcomings have been amplified by fragmented business processes, many repetitive, manual paper-based processes, untimely and incomplete collection of data and lack of access to intelligence embedded in an insurance company's own data to facilitate making the correct business decisions. In addition, it is difficult for many organizations to maintain reinsurance contract knowledge as a result of staff turnover since losses may be reported years after a reinsurance contract has been initiated.

      Our reinsurance software enables an organization to overcome the limitations of fragmented business processes and gain control of mission-critical reinsurance administration. The Technical Accounting Transaction Engine, which has been tested by some of the most experienced reinsurance industry professionals, provides the solution that addresses the many problems associated with accurately managing complex technical accounting methods, timely loss recoveries, and error prone business processes. Our software products allow companies to leverage their substantial investments in existing IT infrastructures while exploiting the many benefits offered by automation of technical accounting transactions. We believe that the SurSITE(R) reinsurance software solution improves the quality, consistency, and accuracy of work performed and positions management to significantly and measurably reduce operating expenses and reduce errors.

      The Company's objective is to establish its reinsurance solution as the industry standard in managing complex reinsurance contract combinations throughout the entire reinsurance contract workflow. To achieve this goal the Company intends to enhance its technological leadership by adding support for new and evolving premium and claims recovery methods; functionality for trend analysis, capacity utilization and exposure control; accelerating the acceptance of its products by leveraging strategic partnerships; and providing the software and services necessary to conduct safe and reliable technical accounting transactions over the Internet.

Proposed Distribution

      In August 2004, Mobilepro announced its intention to distribute STI Common Stock to its shareholders as of September 15, 2004 upon the effectiveness of required Securities and Exchange Commission filings and final approval by the Board of Directors of the terms and conditions of the distribution. Following the Distribution, Mobilepro will retain 2,048,742 shares of STI Common Stock.

Why Mobilepro Sent This Document To You

      Mobilepro Corp. sent you this document because you were an owner of Mobilepro common stock on the record date. This entitles you to receive a distribution of one share of Common Stock of Solution Technology International, Inc. ("STI Shares") for every 93 shares of Mobilepro you owned on that date. No action is required on your part to participate in the Distribution and you do not have to pay cash or other consideration to receive your STI Shares.

      This document describes STI's business, the relationship between Mobilepro and STI, and how this transaction benefits Mobilepro and its stockholders, and provides other information to assist you in evaluating the benefits and risks of holding or disposing of the STI Shares that you will receive in the Distribution. You should be aware of certain risks relating to the Distribution and STI's business, which are described in this document beginning on page 10.

      Our principal office is located at 5210 Chairman's Court, Suite 3, Frederick, MD 21703; telephone number (301) 668-9600.

Questions And Answers About The Distribution

      The following section answers various questions that you may have with respect to the pro rata distribution to Mobilepro stockholders of the approximately 6.6% of the outstanding shares of STI Common Stock. We refer to this distribution as the Distribution.

Q: When Will The Distribution Occur?

      A: Mobilepro currently anticipates completing the Distribution on or about the effective date of the registration statement. The record date for the distribution is September 15, 2004.

Q: What Will I Receive As A Result Of The Distribution?

      A: For every 93 shares of Mobilepro common stock that you own of record on September 15, 2004, you will receive one share of STI Common Stock.

      Mobilepro will distribute the STI shares by book entry. If you are a record holder of Mobilepro stock, instead of physical stock certificates, you will receive from STI's transfer agent shortly after the effective date of the registration statement, a statement of your book entry account for the STI shares distributed to you. Following the Distribution, you may request physical stock certificates if you wish, and instructions for making that request will be furnished with your account statement. If you are not a record holder of Mobilepro stock because your shares are held on your behalf by your stockbroker or other nominee, your STI shares should be credited to your account with your stockbroker or nominee after the effective date of the registration statement.

Q: What Do I Have To Do To Receive My STI Shares?

      A: Nothing. Your STI shares will be either reflected in an account statement that STI's transfer agent will send to you shortly after the effective date of the registration statement or credited to your account with your broker or nominee after the effective date of the registration statement.

Q: When Will I Receive My STI Shares?

      A: If you hold your Mobilepro shares in your own name, your account statement will be mailed to you after the effective date of the registration statement. You should allow several days for the mail to reach you.

      If you hold your Mobilepro shares through your stockbroker, bank or other nominee, you are probably not a stockholder of record and your receipt of STI shares depends on your arrangements with the nominee that holds your Mobilepro shares for you. Mobilepro anticipates that stockbrokers and banks generally will credit their customers' accounts with STI shares after the effective date of the registration statement, but you should check with your stockbroker, bank or other nominee.

Q: Where Will My STI Shares Be Traded?

      A: We anticipate that STI's shares will be listed on the Over-the-Counter Bulletin Board under the proposed symbol "___." However, no assurance can be given that the Over-the Counter Bulletin Board will accept STI shares for listing. Trading of the STI shares may commence on a when-issued basis prior to the distribution.

Q:  What If I Want To Buy Or Sell Mobilepro Shares Or STI Shares?

      A: You should consult with your own financial advisors, such as your stockbroker, bank or tax advisor. Neither STI nor Mobilepro makes recommendations on the purchase, retention or sale of shares of Mobilepro common stock or STI Common Stock.

      The shares distributed to you on the date of the Distribution may be traded immediately.

      If you do decide to buy or sell any shares, you should make sure your stockbroker, bank or other nominee understands whether you want to buy or sell Mobilepro common stock or STI Common Stock, or both. The following information may be helpful in discussions with your stockbroker, bank or other nominee.

      There is not currently a public market for the STI Common Stock, although a when-issued market may develop prior to completion of the Distribution. When-issued trading refers to a transaction made conditionally because the security has been authorized but is not yet issued or available. Even though when-issued trading may develop, none of these trades would settle prior to the effective date of the Distribution, and if the Distribution does not occur, all when-issued trading will be null and void. On the first trading day following the date of the Distribution, when-issued trading in respect of STI's Common Stock will end and regular-way trading will begin. Regular-way trading refers to trading after a security has been issued and typically involves a transaction that settles on the third full business day following the date of a transaction. We anticipate that STI's shares will be listed on the Over-the-Counter Bulletin Board under the proposed symbol "____."

      Mobilepro's common stock may also trade on a when-issued basis on the Over-the-Counter Bulletin Board, reflecting an assumed post-Distribution value for Mobilepro common stock. When-issued trading in Mobilepro common stock, if available, could last from on or about the later to occur of (1) the record date or (2) the effectiveness of the registration statement filed by STI with the Securities and Exchange Commission, through the effective date of the Distribution. If when-issued trading in Mobilepro common stock is available, Mobilepro stockholders may trade Mobilepro common stock prior to the effective date of the Distribution in either the when-issued market or in the regular market for Mobilepro common stock. If a stockholder trades in the when-issued market, he will have no obligation to transfer to a purchaser of Mobilepro common stock the STI Common Stock that he receives in the Distribution. If a stockholder trades in the regular market, the shares of Mobilepro common stock traded will be accompanied by due bills representing the STI Common Stock to be distributed in the Distribution. If when-issued trading in Mobilepro common stock is not available, neither the Mobilepro common stock nor the due bills may be purchased or sold separately during the period from the record date through the effective date of the Distribution. If a when-issued market for Mobilepro common stock develops, an additional listing for Mobilepro common stock will appear on the Over-the-Counter Bulletin Board. Differences will likely exist between the combined value of when-issued STI Common Stock plus when-issued Mobilepro common stock and the price of Mobilepro common stock during this period.

      Purchases and sales of Mobilepro common stock with the right to receive shares of STI Common Stock should generally settle in the customary three-business day settlement period. Purchases and sales of Mobilepro common stock without the right to receive shares of the STI Common Stock and purchases and sales of STI Common Stock without the right to receive Mobilepro common stock are expected to settle four business days following the date account statements for the STI shares are mailed. You should check with your stockbroker, bank or other nominee for details.

Q: How Will The Distribution Affect The Amount Of Cash Dividends On My Mobilepro Shares?

      A: Mobilepro has not paid cash dividends in the past, and we anticipate that following the Distribution, neither STI nor Mobilepro will pay cash dividends. However, no formal action has been taken with respect to future dividends, and the declaration and payment of dividends by STI and Mobilepro will be at the sole discretion of their respective boards of directors.

Q:  Will I Have To Pay Taxes On The STI Shares That I Receive?

      A: Yes. You will be required to pay income tax on the value of your shares of STI Common Stock received as a dividend. We expect that the dividend will be taxed as ordinary income to the extent of the value of the shares you receive. In addition, you will have to pay taxes on any shares that you receive as a result of the rounding up of fractional shares. You are advised to consult your own tax advisor as to the specific tax consequences of the Distribution.

Q: Will There Be Any Change In The United States Federal Tax Basis Of My Mobilepro Shares As A Result Of The Distribution?

      A: Yes, your tax basis in your Mobilepro shares will be reduced. If you are the record holder of your Mobilepro shares, you will receive information with your account statement that will help you calculate the adjusted tax basis for your Mobilepro shares, as well as the tax basis for your STI shares. If you are not the record holder of your Mobilepro shares because your shares are held on your behalf by your stockbroker or other nominee, you should contact your stockbroker or nominee for help in determining the tax basis for your Mobilepro shares, as well as the tax basis for your STI shares.

Q:  Where Can I Get More Information?

      A: If you have any questions relating to the mechanics of the Distribution and the delivery of account statements, you can contact the Distribution Agent:

         Interwest Transfer Corporation
         1981 East 4800 South
         Suite 100
         Salt Lake City, UT  84117
         (801) 272-9294

      For other questions related to the Distribution or Mobilepro, please contact:

         Mobilepro Corp.
         6701 Democracy Blvd.
         Suite 300
         Bethesda, MD  20817
         (301) 315-9040

      STI's stockholders with inquiries relating to the Distribution or their investment in STI should contact:

         Solution Technology International, Inc.
         5210 Chairmans Court
         Suite 3
         Frederick, MD  21703
         (301) 668-9600
         Attention: Investor Relations

                           Summary Of The Distribution

Distributing company

      Mobilepro Corp., a Delaware corporation. As used in this prospectus, the term Mobilepro includes Mobilepro Corp. and its wholly-owned and majority-owned subsidiaries, other than STI, as of the relevant date, unless the context otherwise requires.

Distributed company

      Solution Technology International, Inc., a Delaware corporation. As used in this prospectus, the terms STI, we, our, us and similar terms means Solution Technology International, Inc. and its wholly-owned and majority-owned subsidiaries, as of the relevant date, unless the context otherwise requires.

STI shares to be Distributed

      Mobilepro will distribute to Mobilepro stockholders an aggregate of 3,073,113 shares of Common Stock, par value $0.001 per share, of STI. Based on approximately 255,914,196 Mobilepro shares outstanding on the record date (assuming Mobilepro options and convertible securities are not exercised or converted prior to the record date) and warrants to purchase 30,603,537 Mobilepro shares, one STI Share will be distributed for approximately every 93 shares of Mobilepro common stock outstanding on the Record Date. (The Distribution ratio may change depending on the number of outstanding shares of Mobilepro common stock on the Record Date.) STI currently has 46,230,154 shares of Common Stock outstanding. The STI Shares to be distributed will constitute 6.6% of the STI Shares outstanding after the Distribution. Immediately following the Distribution, Mobilepro and its subsidiaries will still own 2,048,742 STI Shares.

Record Date

      If you own at least 93 Mobilepro shares at the close of business on September 15, 2004 (the Record Date), then you will receive STI Shares in the Distribution. If you own fewer than 93 Mobilepro shares on the Record Date, then you will not receive any STI Shares or any other consideration.

Distribution Date

      We currently anticipate that the Distribution will occur near the effective date of the registration statement. If you are a record holder of Mobilepro stock, instead of physical stock certificates you will receive from STI's transfer agent shortly after the effective date of the registration statement a statement of your book entry account for the STI Shares distributed to you. If you are not a record holder of Mobilepro stock because such shares are held on your behalf by your stockbroker or other nominee, your STI Shares should be credited to your account with your stockbroker or other nominee after the effective date of the registration statement. Following the Distribution, you may request physical stock certificates if you wish, and instructions for making that request will be furnished with your account statement.

Distribution

      On the Distribution Date, the distribution agent identified below will begin distributing certificates representing our Common Stock to Mobilepro stockholders. You will not be required to make any payment or take any other action to receive your shares of our Common Stock. The distributed shares of our Common Stock will be freely transferable unless you are one of our affiliates or you are issued shares in respect of restricted shares of Mobilepro common stock.

Distribution Ratio

      Mobilepro will distribute to Mobilepro stockholders an aggregate of 3,073,113 shares of Common Stock of STI, based on approximately 255,914,196 Mobilepro shares outstanding on the record date and warrants to purchase 30,603,537 Mobilepro shares outstanding on the record date. Therefore, for every 93 shares of Mobilepro common stock that you own of record on September 15, 2004, you will receive one share of STI Common Stock. The Distribution ratio is subject to change depending upon the number of outstanding shares of Mobilepro common stock on the Record Date. If you own fewer than 93 shares of Mobilepro common stock, you will not receive STI Shares in the Distribution or any other consideration because the cost to Mobilepro to distribute either single shares (if Mobilepro were to round up) or fractional shares would be greater than the value Mobilepro shareholders of less than 93 shares would otherwise be entitled to receive in the Distribution. Mobilepro shareholders are not receiving shares of STI Common Stock on a one-for-one basis because STI's management has determined that a more modest capital structure and fewer outstanding shares of common stock would be more beneficial for stockholders.

Distribution Agent

      Interwest Transfer Corporation. Their address is 1981 East 4800 South, Suite 100, Salt Lake City, UT 84117. Their telephone number is (801) 272-9294.

Transfer Agent and Registrar for the STI Shares

      SunTrust Bank is the transfer agent and registrar for our common stock. Its address is 58 Edgewood Avenue, Room 225, Atlanta, GA 30303. Its telephone number is (404) 588-7622.

Fractional Shares Of Our Common Stock

      Mobilepro will not distribute any fractional shares of STI Common Stock. In lieu of distributing a fraction of a share of our Common Stock to any Mobilepro stockholder, fractional shares will be rounded up to the next highest whole number of shares (unless you own less than 93 shares, in which case you will not receive any STI Shares in the Distribution).

Trading Market

      We anticipate that our Common Stock will be traded on the Over -The-Counter Bulletin Board under the proposed symbol "_____." We expect that a market maker will apply for quotation on the Over-the-Counter Bulletin Board on our behalf prior to the Distribution. No trading market for our Common Stock currently exists. However, a trading market for the entitlement to receive shares of our Common Stock in the distribution, referred to as a when-issued market, may develop on or after the record date for the distribution.

Dividend Policy

      Mobilepro has not paid cash dividends in the past, and we anticipate that following the Distribution, neither STI nor Mobilepro will pay cash dividends. However, no formal action has been taken with respect to future dividends, and the declaration and payment of dividends by STI and Mobilepro will be at the sole discretion of their respective boards of directors.

Risk Factors

      The distribution and ownership of our Common Stock involve various risks. You should read carefully the factors discussed under Risk Factors beginning on page 10. Several of the most significant risks of the Distribution include:

      o Substantial sales of STI Shares may have an adverse impact on the trading price of the STI Common Stock.

      o There has not been a prior trading market for STI Shares and a trading market for the STI Shares may not develop.

Federal Income Tax Consequences

      Mobilepro and STI do not intend for the Distribution to be tax-free for U.S. federal income tax purposes. You will be required to pay income tax on the value of your shares of STI Common Stock received as a dividend. We expect that the dividend will be taxed as ordinary income to the extent of the value of the shares you receive. You are advised to consult your own tax advisor as to the specific tax consequences of the Distribution.

Our Relationship With Mobilepro After The Distribution

      Prior to the Distribution, Mobilepro and STI had no prior business relationship, except for the services provided by Mobilepro to STI pursuant to a Business Development Agreement. As part of the consideration for the services provided in that Business Development Agreement, Mobilepro received 5,121,855 shares of Common Stock. Going forward, we intend to work with Mobilepro on several things including bandwidth provisioning and web hosting services.

Board of Directors of STI

      No directors of Mobilepro serve as directors of STI. STI's Board of Directors currently consists of five (5) members.

Management of STI

         No current executive officers of Mobilepro serve as executive officers of STI. Mr. Dan L. Jonson serves as Chief Executive Officer and President of our Company and will continue to serve in those capacities after the Distribution.

Stockholder Inquiries

         Any persons having inquiries relating to the distribution should contact the Shareholder Services department of the distribution agent at (801) 272-9294 or STI, in writing at 5210 Chairmans Court, Suite 3, Frederick, MD 21703, Attention: Investor Relations, or by telephone at (301) 668-9600.

                          SUMMARY FINANCIAL INFORMATION

         The following information was taken from STI's financial statements for the four-month periods ended April 30, 2004 (unaudited) and April 30, 2003 (unaudited) and the years ended December 31, 2003 (audited) and December 31, 2002 (audited) appearing elsewhere in this filing. This information should be read in conjunction with such financial statements and the notes thereto. In management's opinion all adjustments (consisting of normal recurring items) considered necessary for a fair presentation have been included.

                                                For the            For the
                                               Four Months       Four Months        For the             For the
                                                 Ended              Ended          Year Ended          Year Ended
                                                April 30,          April 30,       December 31,       December 31,
                                                  2004              2003              2003                2002
                                              (Unaudited)        (Unaudited)        (Audited)           (Audited)
                                              -----------        -----------        -----------        -----------
Statement of Operation Data:
Operating Revenues
  Sales                                       $        --        $   348,458        $ 1,309,686        $ 2,400,930
Cost of Sales                                          --            481,672            688,300          1,723,551
                                              -----------        -----------        -----------        -----------
Operating Expenses
  Total Operating Expenses                        235,059            486,991          1,095,765            980,391
                                              -----------        -----------        -----------        -----------

Other Income (Expense)
  Loss on disposal of fixed assets                     --                 --                 --            (13,002)
  Interest income                                      23                674              1,214              2,997
  Interest expense                                (38,573)           (42,399)          (146,383)           (35,019)
    Total Other Income (expense)                  (38,550)           (41,725)          (145,169)           (45,024)

  Net Loss Applicable to Common Shares        $  (274,509)       $  (625,930)       $  (619,548)       $  (348,036)
                                              ===========        ===========        ===========        ===========
  Net Loss per Basic and Diluted Shares       $     (0.14)       $     (0.32)       $     (0.32)       $     (0.18)
                                              ===========        ===========        ===========        ===========
    Weighted Average Number of
    Common Stock Shares Outstanding             1,952,985          1,952,985          1,952,985          1,952,985
                                              ===========        ===========        ===========        ===========

                                                          April 30,        April 30,          December 31,      December 31,
                                                            2004              2003              2003              2002
Balance Sheet Data:                                      (Unaudited)      (Unaudited)         (Audited)          (Audited)
                                                        -----------        -----------        -----------        -----------
Assets
    Total Assets                                        $ 1,027,867        $ 1,106,091        $ 1,066,445        $ 1,146,054
                                                        ===========        ===========        ===========        ===========
Liabilities
    Total Current Liabilities                           $ 1,841,363        $ 1,713,161        $ 1,706,565        $ 1,241,521
                                                        -----------        -----------        -----------        -----------
    Total Long-term Liabilities                             241,776            180,075            140,643             65,748
                                                        -----------        -----------        -----------        -----------
      Total Stockholders' Equity (Deficit)               (1,055,272)          (787,145)          (780,763)          (161,215)

                                                        -----------        -----------        -----------        -----------
      Total Liabilities And Stockholders' Deficit       $ 1,027,867        $ 1,106,091        $ 1,066,445        $ 1,146,054
                                                        ===========        ===========        ===========        ===========

                                  RISK FACTORS

      WE ARE SUBJECT TO VARIOUS RISKS THAT MAY MATERIALLY HARM OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS FILING BEFORE DECIDING TO PURCHASE OUR COMMON STOCK. IF ANY OF THESE RISKS OR UNCERTAINTIES ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR OPERATING RESULTS COULD BE MATERIALLY HARMED. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

                          RISKS RELATED TO OUR BUSINESS

WE ARE AN EARLY-STAGE COMPANY WITH AN UNPROVEN BUSINESS MODEL, A NEW AND UNPROVEN ENTERPRISE TECHNOLOGY MODEL AND A SHORT OPERATING HISTORY, WHICH MAKES IT DIFFICULT TO EVALUATE OUR CURRENT BUSINESS AND FUTURE PROSPECTS AND MAY INCREASE THE RISK OF YOUR INVESTMENT.



      We have only a limited operating history upon which to base an evaluation of our current business and future prospects. Although we were founded in 1993, we began offering our SurSITE software products in 2003. Our limited operating history makes an evaluation of our business and prospects very difficult. You must consider our business and prospects in light of the risks and difficulties we encounter as an early-stage company in the rapidly evolving market of reinsurance contract management. These risks and difficulties include, but are not limited to, the following:

      o     our new and unproven business and technology models;

      o a limited number of service offerings and risks associated with developing new product and service offerings;

      o the difficulties we face in managing rapid growth in personnel and operations;

      o a failure of our physical infrastructure or internal systems caused by a denial of service, third-party attack, employee error or malfeasance, or other causes;

      o a general failure of the Internet that impairs our ability to deliver our service;

      o     a loss or breach of confidentiality of customer data;

      o the negative impact on our brand, reputation or trustworthiness caused by any significant unavailability of our service;

      o the systematic failure of a core component of our service from which it would be difficult for us to recover;

      o the timing and success of new service introductions and new technologies by our competitors; and

      o     our ability to build brand awareness in a highly competitive market.

        We may not be able to successfully address any of these risks or others. Failure to adequately do so could seriously harm our business and cause our operating results to suffer.

WE HAVE HISTORICALLY LOST MONEY AND LOSSES MAY CONTINUE IN THE FUTURE, WHICH MEANS THAT WE MAY NOT BE ABLE TO CONTINUE OPERATIONS UNLESS WE OBTAIN ADDITIONAL FUNDING.

         We have historically lost money. In the four months ended April 30, 2004, we sustained net losses of $274,509. In the year's ended December 31, 2003 and December 31, 2002, we sustained net losses of $619,548 and $348,036, respectively. Future losses are likely to occur. Accordingly, we may experience liquidity and cash flow problems if we are not able to raise additional capital as needed and on acceptable terms. No assurances can be given that we will be successful in reaching or maintaining profitable operations.

         We have a limited operating history upon which to evaluate our business plan and prospects. If we are unable to draw down on the Standby Equity Distribution Agreement provided by Cornell Capital or find alternative financing on commercially reasonable terms, or generate revenue from the sales of our products and services, we could be forced to curtail or cease our operations.

         We have generated limited revenue from operations. If we do not begin generating more revenue, we may have to cease operations. At December 31, 2003, we had an accumulated deficit of $3,002,204. In order to become profitable, we will need to generate revenues to offset our cost of research and development and general and administrative expenses. We may not achieve or sustain our revenue or profit objectives and our losses may increase in the future and ultimately, we may have to cease operations.

         Our operating results are impossible to predict because we have limited operations. As a result, we cannot determine if we will be successful in our proposed plan of operation. Accordingly, we cannot determine what the future holds for our proposed plan of business. As such an investment in our business is extremely risky and could result in the entire loss of your investment.

WE WILL NEED TO RAISE ADDITIONAL CAPITAL TO CONTINUE OUR OPERATIONS.

         Unless we can become profitable with the existing sources of funds we have available and our sales efforts, we will require additional capital to sustain operations and we may need access to additional capital or additional debt financing to expand our business. In addition, to the extent that we have a working capital deficit and cannot offset the deficit from profitable operations we may have to raise capital to repay the deficit and provide more working capital to permit growth in revenues. We cannot assure you that financing, whether from external sources or related parties, will be available if needed or on favorable terms. Our inability to obtain adequate financing will result in the need to reduce the pace of business operations. Any of these events could be materially harmful to our business and may result in a lower stock price.

THERE IS SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN DUE TO RECURRING LOSSES AND WORKING CAPITAL SHORTAGES, WHICH MEANS THAT WE MAY NOT BE ABLE TO CONTINUE OPERATIONS UNLESS WE OBTAIN ADDITIONAL FUNDING.

         The report of our independent accountants on our April 30, 2004 financial statements, as noted in Note 13 and our December 31, 2003 financial statements, as noted in Note 13 each included an explanatory paragraph indicating that there is substantial doubt about our ability to continue as a going concern due to our recurring losses from operations.

OUR COMMON STOCK IS DEEMED TO BE "PENNY STOCK," WHICH MAY MAKE IT MORE DIFFICULT FOR INVESTORS TO RESELL THEIR SHARES DUE TO SUITABILITY REQUIREMENTS.

         Our common stock is deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. Penny stocks are stock:

      o     With a price of less than $5.00 per share;

      o     That are not traded on a "recognized" national exchange;

      o Whose prices are not quoted on the Nasdaq automated quotation system (Nasdaq listed stock must still have a price of not less than $5.00 per share); or

      o In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

         Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline.

         An evaluation of our business is difficult because we have no operating history. We face a number of risks encountered by companies in our sector, including:

      o Our need to introduce reliable service that meet the demanding needs of customers

      o Our need to rapidly increase our marketing, sales and support organizations, as well as our distribution channels;

      o Our capacity to anticipate and respond to market competition and technological change;

      o     The uncertainty of market acceptance of our service;

      o     Our need to manage growing operations;

WE HAVE BEEN A DEVELOPMENT STAGE COMPANY AND HAVE A LIMITED OPERATING HISTORY UPON WHICH YOU CAN BASE YOUR INVESTMENT DECISION.

         Based on our limited operating history and sales, it is difficult or impossible for us to evaluate our operational and financial performance, or to make accurate predictions about our future performance. If we are unable to obtain additional external funding or generate additional revenue, we could be forced to curtail or cease our operations.

IF WE CANNOT DELIVER THE FEATURES AND FUNCTIONALITY OUR CUSTOMERS DEMAND, WE WILL BE UNABLE TO ATTRACT CUSTOMERS.

         Our future success depends upon our ability to determine the needs of our customers and to design and implement software products that meet their needs in a cost efficient manner. We cannot assure you that we will be able to successfully determine customer requirements or that our current or future services will adequately satisfy customer demands.

OUR LIMITED OPERATING HISTORY MAY IMPEDE ACCEPTANCE OF OUR SERVICE BY MEDIUM-SIZED AND LARGE CUSTOMERS.

         Our ability to increase revenue and achieve profitability depends, in large part, on widespread acceptance of our service by medium-sized and large businesses. Our efforts to sell to these customers may not be successful. In particular, because we are a relatively new company with a limited operating history, these target customers may have concerns regarding our viability and may prefer to purchase critical software applications from one of our larger, more established competitors. Even if we are able to sell our service to these types of customers, they may insist on additional assurances from us that we will be able to provide adequate levels of service, which could harm our business.

AS MORE OF OUR SALES EFFORTS ARE TARGETED AT LARGER ENTERPRISE CUSTOMERS, OUR SALES CYCLE MAY BECOME MORE TIME-CONSUMING AND EXPENSIVE, POTENTIALLY DIVERTING RESOURCES AND HARMING OUR BUSINESS.

       As we target more of our sales efforts at larger enterprise customers, we will face greater costs, longer sales cycles and less predictability in completing some of our sales. In this market segment, the customer's decision to use our service may be an enterprise-wide decision and, if so, these types of sales would require us to provide greater levels of education to prospective customers regarding the use and benefits of our service. In addition, larger customers may demand more customization, integration services and features. As a result of these factors, these sales opportunities may require us to devote greater sales support and professional services resources to individual sales, driving up costs and time required to complete sales and diverting sales and professional services resources to a smaller number of larger transactions.

OUR FUTURE FINANCIAL PERFORMANCE WILL DEPEND ON THE INTRODUCTION AND WIDESPREAD ACCEPTANCE OF NEW FEATURES TO, AND ENHANCED EDITIONS OF, OUR SERVICE.

      Our future financial performance will depend on our ability to develop and introduce new features to, and new editions of, our service. The success of new features and editions depends on several factors, including the timely completion, introduction and market acceptance of the feature or edition. Failure in this regard may significantly impair our revenue growth. In addition, the market for our service may be limited if prospective customers, particularly large customers, require customized features or functions that are incompatible with our application delivery model. If we are unable to develop new features or enhanced editions of our service that achieve widespread levels of market acceptance or if prospective customers require customized features or functions, our business will suffer.

MANAGEMENT AND DIRECTORS OF THE COMPANY HAVE A SIGNIFICANT PERCENTAGE OF THE FULLY DILUTED NUMBER OF COMMON SHARES AND SUCH CONCENTRATION OF OWNERSHIP MAY HAVE THE EFFECT OF DELAYING OR PREVENTING A CHANGE OF CONTROL OF OUR COMPANY.

         As a result, these management and director equity holders will have significant influence in matters requiring stockholder approval, including the election and removal of directors, the approval of significant corporate transactions, such as any merger, consolidation or sale of all or substantially all of the Company's assets, and the control of the management and affairs of the Company. Accordingly, such concentration of ownership may have the effect of delaying, deferring or preventing a change in control of our Company, impeding a merger, consolidation, takeover or other business combination involving the Company or discouraging a potential acquirer from attempting to obtain control of the Company.

IF WE FAIL TO DEVELOP OUR BRAND COST-EFFECTIVELY, OUR BUSINESS MAY SUFFER.

      We believe that developing and maintaining awareness of our brand in a cost-effective manner is critical to achieving widespread acceptance of our existing and future services and is an important element in attracting new customers. Furthermore, we believe that the importance of brand recognition will increase as competition in our market develops. Successful promotion of our brand will depend largely on the effectiveness of our marketing efforts and on our ability to provide reliable and useful services at competitive prices. In the past, our efforts to build our brand have involved significant expense. Brand promotion activities may not yield increased revenue, and even if they do, any increased revenue may not offset the expenses we incurred in building our brand. If we fail to successfully promote and maintain our brand, or incur substantial expenses in an unsuccessful attempt to promote and maintain our brand, we may fail to attract enough new customers or retain our existing customers to the extent necessary to realize a sufficient return on our brand-building efforts, and our business could suffer.

ANY FAILURE TO ADEQUATELY EXPAND OUR DIRECT SALES FORCE WILL IMPEDE OUR GROWTH.

      We expect to be substantially dependent on a direct sales force to obtain new customers, particularly large enterprise customers, and to manage our customer base. We believe that there is significant competition for direct sales personnel with the advanced sales skills and technical knowledge we need. Our ability to achieve significant growth in revenue in the future will depend, in large part, on our success in recruiting, training and retaining sufficient direct sales personnel. New hires require significant training and may, in some cases, take more than a year before they achieve full productivity. Our recent hires and planned hires may not become as productive as we would like, and we may be unable to hire sufficient numbers of qualified individuals in the future in the markets where we do business. If we are unable to hire and develop sufficient numbers of productive sales personnel, sales of our service will suffer.

SALES TO CUSTOMERS OUTSIDE THE UNITED STATES EXPOSE US TO RISKS INHERENT IN INTERNATIONAL SALES.

      Sales in Europe and Asia Pacific represented approximately all of our total revenue in fiscal year 2003 and 2002. We intend to expand our domestic and international sales efforts. As a result, we will be subject to risks and challenges that we would otherwise not face if we conducted our business only in the United States. These risks and challenges include:

      o localization of our service, including translation into foreign languages and associated expenses;

      o     laws and business practices favoring local competitors;

      o     more established competitors with greater resources;

      o compliance with multiple, conflicting and changing governmental laws and regulations, including tax, privacy and data protection laws and regulations;

      o different employee/employer relationships and the existence of workers' councils and labor unions;

      o     different pricing environments;

      o     difficulties in staffing and managing foreign operations;

      o longer accounts receivable payment cycles and other collection difficulties; and

      o     regional economic and political conditions.

      These factors could harm our future international sales.

WE MAY NOT BE ABLE TO EFFECTIVELY PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, WHICH COULD HARM OUR BUSINESS BY MAKING IT EASIER FOR OUR COMPETITORS TO DUPLICATE OUR SERVICES.

         Our success depends on our ability to protect our proprietary rights to the technologies used to implement and operate our software in the United States and in foreign countries. In the event that a third party breaches the confidentiality provisions or other obligations in one or more of our agreements or misappropriates or infringes on our intellectual property or the intellectual property licensed to us by third parties, our business would be seriously harmed. To protect our proprietary rights, we rely on a combination of trade secrets, confidentiality agreements and other contractual provisions and agreements, copyright and trademark laws, which afford STI limited protection. The measures we take to protect our proprietary rights may not be adequate.

WE MAY NOT EFFECTIVELY MANAGE THE GROWTH NECESSARY TO EXECUTE OUR BUSINESS PLAN, WHICH COULD ADVERSELY AFFECT THE QUALITY OF OUR OPERATIONS AND OUR COSTS.

         In order to achieve the critical mass of business activity necessary to successfully execute our business plan, we must significantly increase the number of strategic partners and customers that use our software. This growth will place significant strain on our personnel, systems and resources. We also expect that we will continue to hire employees, including technical, management-level employees, and sales staff for the foreseeable future. This growth will require us to improve management, technical, information and accounting systems, controls and procedures. We may not be able to maintain the quality of our operations, control our costs, continue complying with all applicable regulations and expand our internal management, technical information and accounting systems in order to support our desired growth. We cannot be sure that we will manage our growth effectively, and our failure to do so could cause us to reduce or cease operations.

         We depend on recruiting and retaining qualified personnel and our inability to do so would seriously harm our business. Because of the technical nature of our services and the market in which we compete, our success depends on the continued services of our current executive officers and our ability to attract and retain qualified personnel with significant expertise. New employees generally require substantial training, which requires significant resources and management attention. Even if we invest significant resources to recruit, train and retain qualified personnel, we may not be successful in our efforts.

STI STOCKHOLDERS MAY EXPERIENCE SIGNIFICANT DILUTION IF FUTURE EQUITY OFFERINGS ARE USED TO FUND OPERATIONS OR ACQUIRE BUSINESSES

         If working capital or future acquisitions are financed through the issuance of equity securities, such as through the Standby Equity Distribution Agreement with Cornell Capital Partners, STI stockholders could experience significant dilution. In addition, securities issued in connection with future financing activities or potential acquisitions may have rights and preferences senior to the rights and preferences of the STI Shares. Further, the conversion of outstanding debt obligations into equity securities, such as the debentures held by Cornell Capital Partners, could have a dilutive effect on STI shareholders.

         We may issue a substantial number of shares of our common stock without investor approval. Any such issuance of our securities in the future could reduce an investor's ownership percentage and voting rights in our company and further dilute the value of your investment.

                       RISKS RELATING TO THE DISTRIBUTION

SUBSTANTIAL SALES OF STI SHARES MAY HAVE AN ADVERSE IMPACT ON THE TRADING PRICE OF THE STI COMMON STOCK

         After the Distribution, some STI stockholders may decide that they do not want shares in a company, and may sell their STI common stock following the Distribution.

         Based on the number of shares of Mobilepro common stock anticipated to be outstanding on the record date, Mobilepro will distribute to Mobilepro stockholders a total of approximately 3,073,113 STI Shares. Under the United States federal securities laws, substantially all of these shares may be resold immediately in the public market, except for (i) STI Shares held by affiliates of STI or (ii) shares which are issued in respect of restricted shares of Mobilepro common stock. STI cannot predict whether stockholders will resell large numbers of STI Shares in the public market following the Distribution or how quickly they may resell these STI Shares. If STI stockholders sell large numbers of STI Shares over a short period of time, or if investors anticipate large sales of STI Shares over a short period of time, this could adversely affect the trading price of the STI Shares.

THERE HAS NOT BEEN ANY PRIOR TRADING MARKET FOR THE STI SHARES AND A TRADING MARKET FOR THE STI SHARES MAY NOT DEVELOP

         There is no current trading market for the STI Shares, although a when-issued trading market may develop prior to completion of the Distribution. We anticipate that the STI Shares will be listed on the Over-the-Counter Bulletin Board under the proposed symbol "_____."

         STI Shares may not be actively traded or the prices at which the STI Shares will trade may be low. Some of the Mobilepro stockholders who receive STI Shares may decide that they do not want shares in a company which is in the enterprise software business, and may sell their STI Shares following the Distribution. This may delay the development of an orderly trading market in the STI Shares for a period of time following the Distribution. Until an orderly market develops, the prices at which the STI Shares trade may fluctuate significantly and may be lower than the price that would be expected with a fully developed market. Prices for STI Shares will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for the shares, STI's results of operations, what investors think of STI and its industry, changes in economic conditions in the financial services industry, and general economic and market conditions. Market fluctuations could have a material adverse impact on the trading price of the STI Shares.

HOLDERS OF LESS THAN 93 SHARES OF MOBILEPRO COMMON STOCK WILL NO LONGER HOLD ANY INTEREST IN THE ASSETS THAT MOBILEPRO WILL TRANSFER TO STI AS A RESULT OF THE DISTRIBUTION

         If you own less than 93 shares of Mobilepro common stock, you will not receive any STI Shares in the Distribution.

THE DISTRIBUTION MAY CAUSE THE TRADING PRICE OF MOBILEPRO COMMON STOCK TO
DECLINE

         Following the Distribution, Mobilepro's common stock will continue to be listed and traded on the Over-the-Counter Bulletin Board under the symbol "MOBL." As a result of the Distribution, the trading price of Mobilepro common stock immediately following the Distribution may be lower than the trading price of Mobilepro common stock immediately prior to the Distribution. Further, the combined trading prices of Mobilepro common stock and the STI Shares after the Distribution may be less than the trading price of Mobilepro common stock immediately prior to the Distribution.

THE DISTRIBUTION OF STI SHARES MAY RESULT IN SUBSTANTIAL TAX LIABILITY

         You will be required to pay income tax on the value of your shares of STI Common Stock received as a dividend. The dividend will be taxed as ordinary income to the extent of the value of the shares you receive. You are advised to consult your own tax advisor as to the specific tax consequences of the Distribution.

OUR COMMON STOCK HAS NEVER BEEN TRADED AND WE CANNOT PREDICT THE EXTENT TO WHICH A TRADING MARKET WILL DEVELOP.

         Before this offering, our common stock was privately held. We expect that our common stock may be thinly traded compared to larger more widely known companies in our industry. Thinly traded common stock can be more volatile than common stock trading in an active public market. We cannot predict the extent to which an active public market for the common stock will develop or be sustained after this offering.

                                 USE OF PROCEEDS

         We will receive no proceeds from the distribution of our shares from the spin-off.

                                    DILUTION

         As of April 30, 2004, STI had 39,059,700 shares of common stock outstanding (on an as adjusted basis reflecting a 20:1 split that occurred on June 22, 2004), with an unaudited net book value as reflected on the STI balance sheet at June 30, 2004 of ($2,082,736), or ($0.053) per share. Net book value per shares represents the amount or our total assets less liabilities, divided by the number of shares of our common stock outstanding. The spin-off transaction represents a distribution of shares that are already outstanding and will have no effect on the net tangible book value of STI.

                                THE DISTRIBUTION

Introduction

         In August 2004, Mobilepro's board of directors declared a distribution payable to the holders of record of outstanding Mobilepro common stock at the close of business on September 15, 2004 (the "Record Date"). Mobilepro will distribute to Mobilepro stockholders an aggregate of 3,073,113 STI Shares. Accordingly, the Distribution will consist of one STI Share for approximately every 93 shares of Mobilepro common stock outstanding on the Record Date. The Distribution Ratio may change depending on the number of outstanding shares of Mobilepro common stock on the Record Date. We currently anticipate that the Distribution will be effected near the effective date of the registration statement. The Record Date and Distribution Date may change based on the timing of the effectiveness with the Securities and Exchange Commission of the registration statement of which this information statement is a part.

         Mobilepro is the beneficial holder of 5,121,855 shares of STI's Common Stock. As a result of the Distribution, Mobilepro will distribute 3,073,113 shares of STI Common Stock to Mobilepro stockholders. Immediately following the Distribution, Mobilepro will still be the beneficial owner of 2,048,742 shares of STI Common Stock. The STI Shares will be distributed by book entry. Instead of stock certificates, each Mobilepro stockholder that is a record holder of Mobilepro shares will receive a statement of such stockholder's book entry account for the STI Shares distributed to such stockholder. Account statements reflecting ownership of the STI Shares will be mailed shortly after the Distribution Date. STI Shares should be credited to accounts with stockbrokers, banks or nominees of Mobilepro stockholders that are not record holders after the effective date of the distribution.

         Our executive offices are located at 5210 Chairmans Court, Suite 3, Frederick, MD and our telephone number is (301) 668-9600.

Reasons For The Distribution

         The board of directors and management of Mobilepro believe that the Distribution is in the best interests of Mobilepro and Mobilepro stockholders. Mobilepro believes that the Distribution will enhance value for Mobilepro stockholders and reduce the risk that Mobilepro may be classified as an Investment Company under the Investment Company Act of 1940.

         STI's board of directors and management believe that the Distribution will enhance its ability to focus on strategic initiatives and new business opportunities, improve cost structures and operating efficiencies and design equity-based compensation programs targeted to its own performance. In addition, STI's board of directors expects that the transition to a public company will heighten STI management's focus by allowing management to focus solely on STI's operations, provide STI with greater access to capital by allowing the financial community to focus solely on STI, and allow the investment community to measure STI' performance relative to its peers.

         The Distribution will give STI direct access to the capital markets as a stand alone company.

Manner Of Effecting The Distribution

         The Distribution will be made on the basis of one STI Share for approximately every 93 shares of Mobilepro common stock outstanding on the Record Date. The Distribution Ratio may change depending on the number of outstanding shares of Mobilepro common stock on the Record Date. An aggregate of 3,073,113 STI Shares will be distributed to Mobilepro stockholders regardless of the number of shares of Mobilepro common stock outstanding as of the Record Date. The STI Shares to be distributed will constitute 6.6% of the outstanding STI Shares.

         The STI Shares will be fully paid and non-assessable and the holders thereof will not be entitled to preemptive rights.

         Mobilepro will use a book entry system to distribute the STI Shares in the Distribution. Following the Distribution, each record holder of Mobilepro stock on the Record Date will receive from the Distribution Agent a statement of the STI Shares credited to the stockholder's account. If you are not a record holder of Mobilepro stock because your shares are held on your behalf by your stockbroker or other nominee, your STI shares should be credited to your account with your stockbroker or nominee after the effective date of the registration statement. After the Distribution, stockholders may request stock certificates from STI' transfer agent instead of participating in the book entry system.

         No fractional STI Shares will be issued. If you own a fractional share of Mobilepro common stock as of the Record Date or own a number of Mobilepro shares that is not a multiple of 93, you will receive the next lowest whole number of STI Shares in the Distribution, unless you own less than 93 shares, in which case you will not receive any STI Shares or any other consideration.

         No Mobilepro stockholder will be required to pay any cash or other consideration for the STI Shares received in the Distribution, or to surrender or exchange Mobilepro shares in order to receive STI Shares. The Distribution will not affect the number of, or the rights attaching to, outstanding Mobilepro shares. No vote of Mobilepro stockholders is required or sought in connection with the Distribution, and Mobilepro stockholders will have no appraisal rights in connection with the Distribution.

         In order to receive STI Shares in the Distribution, Mobilepro stockholders must be stockholders at the close of business on the Record Date.

Results Of The Distribution

         After the Distribution, STI will be a separate public company. Immediately after the Distribution, STI expects to have approximately 580 holders of record of STI Shares, and 3,073,173 STI Shares outstanding, regardless of the number of stockholders of record and outstanding Mobilepro shares as of the Record Date. The Distribution will not affect the number of outstanding Mobilepro shares or any rights of Mobilepro stockholders.

Listing And Trading Of The STI Shares

         Neither STI nor Mobilepro makes recommendations on the purchase, retention or sale of shares of Mobilepro common stock or STI Shares. You should consult with your own financial advisors, such as your stockbroker, bank or tax advisor.

         If you do decide to purchase or sell any Mobilepro or STI shares, you should make sure your stockbroker, bank or other nominee understands whether you want to purchase or sell Mobilepro common stock or STI Shares, or both. The following information may be helpful in discussions with your stockbroker, bank or other nominee.

         There is not currently a public market for the STI Shares, although a when-issued market may develop prior to completion of the Distribution. When-issued trading refers to a transaction made conditionally because the security has been authorized but is not yet issued or available. Even though when-issued trading may develop, none of these trades would settle prior to the effective date of the Distribution, and if the Distribution does not occur, all when-issued trading will be null and void. On the first trading day following the date of the Distribution, when-issued trading in respect of STI Shares will end and regular-way trading will begin. Regular-way trading refers to trading after a security has been issued and typically involves a transaction that settles on the third full business day following the date of a transaction. We anticipate that the STI Shares will trade on the Over-the-Counter Bulletin Board under the proposed symbol "_____."

         The STI Shares distributed to Mobilepro stockholders will be freely transferable, except for (i) STI Shares received by persons who may be deemed to be affiliates of STI under the Securities Act of 1933, as amended (the Securities Act), and (ii) STI Shares received by persons who hold restricted shares of Mobilepro common stock. Persons who may be deemed to be affiliates of STI after the Distribution generally include individuals or entities that control, are controlled by, or are under common control with STI and may include certain directors, officers and significant stockholders of STI. Persons who are affiliates of STI will be permitted to sell their STI Shares only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemptions afforded by Section 4(1) of the Securities Act and the provisions of Rule 144 thereunder.

         There can be no assurance as to whether the STI Shares will be actively traded or as to the prices at which the STI Shares will trade. Some of the Mobilepro stockholders who receive STI Shares may decide that they do not want shares in a company consisting of a diversified financial services business, and may sell their STI Shares following the Distribution. This may delay the development of an orderly trading market in the STI Shares for a period of time following the Distribution. Until the STI Shares are fully distributed and an orderly market develops, the prices at which the STI Shares trade may fluctuate significantly and may be lower than the price that would be expected for a fully distributed issue. Prices for STI Shares will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for the shares, STI' results of operations, what investors think of STI and its industry, the amount of dividends that STI pays, changes in economic conditions in the industry and general economic and market conditions.

         Following the Distribution, Mobilepro's common stock will continue to be listed and traded on the Over-the-Counter Bulletin Board under the symbol "MOBL." As a result of the Distribution, the trading price of Mobilepro common stock immediately following the Distribution may be lower than the trading price of Mobilepro common stock immediately prior to the Distribution. Following the distribution, Mobilepro operating assets will consist of its wireless technology and broadband telecommunications businesses. These retained businesses represented approximately 100% of Mobilepro's consolidated assets and 100% of Mobilepro's consolidated revenues as of and for the year ended December 31, 2003. The combined trading prices of Mobilepro common stock and the STI Shares after the Distribution may be less than the trading prices of Mobilepro common stock immediately prior to the Distribution.

         Even though Mobilepro is currently a publicly held company, there can be no assurance as to the prices at which the Mobilepro common stock will trade after the Distribution. Mobilepro stockholders may sell their Mobilepro common stock following the Distribution. These and other factors may delay or hinder the return to an orderly trading market in the Mobilepro common stock following the Distribution. The prices for Mobilepro common stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for the shares, Mobilepro's results of operations, what investors think of Mobilepro and its businesses, changes in economic conditions in its businesses and general economic and market conditions.

         In addition, the stock market often experiences significant price fluctuations that are unrelated to the operating performance of the specific companies whose stock is traded. Market fluctuations could have a material adverse impact on the trading price of the STI Shares and/or Mobilepro common stock.

               FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION

         The following discussion summarizes the material U.S. federal income tax consequences resulting from the Distribution. This discussion is based upon the U.S. federal income tax laws and regulations now in effect and as currently interpreted by courts or the Internal Revenue Service and does not take into account possible changes in such tax laws or such interpretations, any of which may be applied retroactively.

         The following summary is for general information only and may not be applicable to stockholders who received their shares of Mobilepro stock pursuant to an employee benefit plan or who are not citizens or residents of the United States or who are otherwise subject to special treatment under the Code. Each stockholder's individual circumstances may affect the tax consequences of the Distribution to such stockholder. In addition, no information is provided with respect to tax consequences under any applicable foreign, state or local laws. Consequently, each Mobilepro stockholder is advised to consult his own tax advisor as to the specific tax consequences of the Distribution and the affect of possible changes in tax laws.

General

         This Distribution does not qualify as a tax-free distribution under
Section 355 of the Code. The corporate-level tax would be based upon the excess of the fair market value of the STI Shares on the Distribution Date, over Mobilepro's adjusted tax basis for such shares on such date. Each Mobilepro stockholder who receives STI Shares in the Distribution would generally be treated as receiving a taxable distribution in an amount equal to the fair market value of such shares on the Distribution Date, taxed first as a dividend to the extent of such holder's pro rata share of Mobilepro's current and accumulated earnings and profits (as increased to reflect any Mobilepro gain on a taxable distribution as discussed above), and then as a nontaxable return of capital to the extent of such holder's tax basis in the shares of Mobilepro stock, with any remaining amount being taxed as capital gain (provided that the Mobilepro shares were held by the stockholder as a capital asset on the Distribution Date). Stockholders which are corporations may be subject to additional special provisions dealing with taxable distributions, such as the dividends received deduction and the extraordinary dividend rules.

YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE PARTICULAR CONSEQUENCES OF THE DISTRIBUTION TO YOU, INCLUDING THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS.

Reasons For Furnishing This Document

         This document is being furnished solely to provide information to Mobilepro stockholders who will receive STI Shares in the Distribution. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any securities of Mobilepro or STI. Neither Mobilepro nor STI will update the information contained in this document except in the normal course of their respective public disclosure practices. However, this document will be amended if there is any material change in the terms of the Distribution.

                           FORWARD-LOOKING STATEMENTS

         Information included or incorporated by reference in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative of these words or other variations on these words or comparable terminology.

         This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. These statements may be found under "Management's Discussion and Analysis or Plan of Operations" and "Business," as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION OR PLAN OF OPERATION

         The following information should be read in conjunction with the consolidated financial statements of STI and the notes thereto appearing elsewhere in this filing. Statements in this Management's Discussion and Analysis, Plan of Operation and Positioning and elsewhere in this prospectus that are not statements of historical or current fact constitute "forward-looking statements."

Overview

         We are a provider of web-based enterprise software and technical support services that enable insurance and reinsurance companies to significantly reduce expenses through enhanced administration of their reinsurance contracts through the entire reinsurance contract workflow. For example, our software enables an organization to (i) significantly reduce hard-to-detect errors around premium received and payable, claims and risk allocations caused by repetitive manual work and paper-based processes; (ii) reduce operating expenses by curtailing labor costs, software and certain IT expenses caused by lack of automated straight-through processes; and (iii) improve investment income by shorten the time it takes to recover reinsurance claims. The Company's SurSITE(R) suite of software modules for insurance and reinsurance was developed during the 2002 to 2003 period in conjunction with a concurrent deployment of a major enterprise solution for the Schweizer Pool fur Luftfahrtversicherungen ("SPL"), Zurich Switzerland. The software and its transaction engine was thoroughly tested and validated by industry professionals representing several well-known international reinsurance companies and one of the world's largest reinsurance brokers.

         Our objective is to establish the Company's software platform as an industry standard in managing reinsurance transactions within and between insurance and reinsurance companies. In order to increase our revenue and take advantage of the unique marketing opportunity presented by the SurSITE(R) software and supported by the newly concluded Standby Equity Distribution Agreement with Cornell Capital, we will need to significantly increase our sales and marketing effort in the US and European markets. In that regard, our management is focusing on a number of short and long term challenges, including establishing an aggressive marketing strategy and implementation schedule for advertising, direct mail, publications, trade shows, sales channels and targeted sales support; building qualified domestic and international sales teams; expanding our sales and marketing efforts into new markets; adding additional customers; developing new sales channels, and establishing a presence in the London market while extending our product and services offerings.

Revenue Model

         We derive our revenue from four sources: (i) requirements study fees;
(ii) perpetual SurSITE(R) license fees; (iii) professional service fees, and
(iv) 5-year mandatory maintenance and technical support fees.

Revenue, Expenses and Cost of Revenue

         During 2002 and 2003 while we developed our software and deployed the system at the Swiss Charter client, we recognized revenue of $2,400,930 and $1,309,686, respectively. Operating expenses for the same periods were $980,391 and $1,095,765, respectively. Interest expenses for the two years were $45,024 and $146,383, respectively.

         Cost of development, implementation and customer-specific modifications consisted primarily of expenses related to third-party onshore and offshore developers, salaries and certain equipment. Cost of revenue for fiscal years 2002 and 2003 was $1,723,551 and $688,300, respectively.

         Due to the difficulty in obtaining financing on favorable terms in fiscal year 2003 and the first 6 months of 2004, we have not recognized revenue from our primary operation for the eight months ended June 30, 2004. However, with financing provided by Cornell Capital now in place, we believe that we will be able begin scaling the Company and gradually building its revenue base according to plan.

Net Loss

         For the fiscal years 2002 and 2003, we have incurred a net loss of $ 348,036 and $619,548, respectively. Total accumulated deficit at the end of 2002 and 2003 was $2,387,656 and $3,002,204, respectively primarily due to expenses for R & D, design and development of the SurSITE(R) suite of software modules and the subsequent deployment at the Swiss Charter client.

Plan of Operation and Positioning

         The Company's most urgent task is to accelerate its sales and marketing efforts to facilitate a sustainable revenue growth as outlined in our business plan. Our defined target market consists of three segments of major companies and other insurance entities that could greatly benefit from deploying our reinsurance solution. With adequate operating capital secured for the next 24-month period, we will focus our sales efforts in (i) the top twenty-five international reinsurance companies; (ii) domestic and international insurance & reinsurance consortia (Pools); large insurance groups each with a fleet of companies. Each such large organization represents multiple sales and licensing opportunities, due to the fact that they have operations and many subsidiaries around the world. We are continuing to invest in Research & Development to improve the value of our Intellectual Property with the intent to stay ahead of competing solutions. Currently, we are defining additional functionality, enhancements, and support of life reinsurance methods to be included in the next scheduled release of our software. In collaboration with a Washington, D.C. marketing agency, we are creating a sales and marketing strategy to support the overall plan objectives. In addition to Sales Channels, we plan to build Marketing Alliances and Lead Generating Channels for both the US and international marketplace.

         We are not viewed solely as a software vendor but rather as experienced insiders who "stepped out" of the industry to build knowledge-based support solutions grounded in more than thirty years of international industry experienced. The value proposition for the SurSITE(R) suite of software modules includes real time execution of complex technical accounting methods with much reduced labor cost and time to complete loss recoveries, improved investment income and cash flow, coupled with elimination of costly errors caused by inadequate systems and paper-based processes. We were given a unique opportunity to test and validate its positioning through the Zurich-based consortium. We plan to reach our target market by communicating, illustrating, and quantifying the strong benefits of the SurSITE(R) software as a Web-based business system designed to solve common industry problems in a cost efficient manner. In addition, we will continue to leverage and further extend our domain knowledge and expertise since it is a competitive, and for us very valuable, sales argument that the market understands and appreciates.

Liquidity and Capital Resources

         We have not been able to maintain profitable operations since we initiated development of the SurSITE(R) software and we have not progressed according to our original business plan in our operations. We have incurred recurring losses and at April 30, 2004 had an accumulated deficit of $3,276,713. For the four months ended April 30, 2004, we sustained a net loss of $274,509. We do not have sufficient capital to meet our obligations for the next twelve month period. Working capital shortages continue to limit our ability to conduct business, whether related to the ability to pay general operating expenses or to the ability to finance implementation of our sales and marketing program and working capital requirements for additional Research & Development. At this stage, our future business is dependent upon our ability to secure additional financing and the ability to secure revenue sources to increase shareholder value. No assurances can be given that we will be successful in this regard. In addition, our auditors have raised substantial doubt as to our ability to continue as a going concern without additional financing. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

         We have been pursing efforts to raise the substantial funds necessary to finance the commencement of our business plan. Management believes that we need to raise up to as much as $12 million, which amount may change or be subject to modification depending on various circumstances. These funds are needed in order to execute our business plan and to implement our sales and marketing strategy, and to provide sufficient working capital to commence contemplated activities. Without adequate financing, our ability to commence our business will be adversely impacted. We anticipate that funding for our business will be in the form of equity financing from the private placement of our common stock. While debt financing may not represent a viable source of funds, we are exploring the conditions under which a commercial credit line may be available. At this time, we cannot provide investors with any assurance that we will be able to raise sufficient funding from the sale of our common stock or obtain debt financing on satisfactory conditions. Even if adequate funding is raised or debt financing obtained, no assurances can be provided that our business activities will generate sufficient revenues which may result in net profits for the Company.

                             DESCRIPTION OF BUSINESS

The Company

         We were incorporated in the State of Delaware on April 27, 1993 as Dan
L. Jonson Associates, Inc. On June 22, 1994 we changed our name to Solution Technology International, Inc.

         We are a development stage company that launched professional service activities in January 1997 and concluded technical research and development of our enterprise software solution in June 2001. Today, we design, develop, market and support a web-based, multi-language multi-currency software solution ("SurSITE(R)") used by insurance and reinsurance companies to facilitate and support their most critical back-office business processes including reinsurance administration with its industry-wide problems - the issues associated with accurately managing complex technical accounting methods. Technical accounting is the tedious "record keeping" of each individual premium and claim transaction gathered over a specific period of time from the original insurance policy throughout multiple reinsurance contracts to the ultimate creation of statements of account for each such contract and the participating reinsurer.

         For decades, lack of automation coupled with fragmented information systems of many global insurance and reinsurance organizations have made it difficult to accurately manage complex technical accounting methods causing losses from hard-to-detect errors around premiums received and payable, claims and risk allocation, unnecessary operating expenses and reduced investment income due to the negative impact of delayed claims recovery. Frequently, these shortcomings have been amplified by fragmented business processes, many repetitive manual paper-based processes, untimely and incomplete collection of data and lack of access to intelligence embedded in an insurance company's own data to facilitate making the "right" business decisions. In addition, it is difficult for many organizations to maintain reinsurance contract knowledge due to staff turnover since losses may be reported years after a reinsurance contract has been put in place.

         The Company's proprietary reinsurance software for reinsurance management solves the costly problems described above. It manages complex reinsurance contract combinations throughout the entire reinsurance contract workflow, from ceded and assumed to retroceded business.

         What distinguishes the Company's SurSITE(R) solution from our competition is an "industry-first" Technical Accounting Transaction Engine ("TATE") that automates calculations and generates transactions for premiums, commissions, and claims based on events and transactions at the original insurance policy level; it also manages statements of account, reinsurance recovery notices, and claims notifications. To further enhance the applicability of the SurSITE(R) software, the Company is currently designing extensive support for facultative reinsurance used to insure very large risks that cannot be insured by a single insurance company like property and liability insurance for multinational corporations, airlines & aerospace, cargo, energy, engineering, manufacturers, ocean hull, etc. In addition to its software product, the Company provides its customers with complete requirements studies, data migrations, data integration tools, system integrations and other related professional services.

         The Company's reinsurance software enables an organization to overcome the limitations of fragmented business processes and gain control of mission-critical reinsurance administration. The TATE, which has been tested by some of the most experienced reinsurance industry professionals, provides a way to address the many problems associated with accurately managing complex technical accounting methods, timely loss recoveries, and error prone business processes. Our software products allow companies to leverage their substantial investments in existing IT infrastructures while exploiting the many benefits offered by automation of technical accounting transactions. The SurSITE(R) reinsurance software solution improves the quality, consistency, and accuracy of work performed and it positions top management to significantly and measurably reduce operating expenses and reduce errors. In that regard, the Company's charter client and its member companies quickly realized significant labor cost savings and discovered loss recoverables that otherwise most likely would have been undetected.

         Despite its international reach, reinsurance is mostly an unknown business yet it has a significant impact on both local and global economies. The function of reinsurance is to absorb the impact of particularly hard blows to individual insurance companies from very large losses, or an unexpected series of medium or small losses caused by a particular event like an earthquake or hurricane. Hence, reinsurance is the insurance for insurance companies that protects:

      o the insured (you) against sudden fluctuations in the cost of insurance;

      o the shareholders of an insurance company against a considerable loss of its capital, or alternatively, reinsurance guarantees the shareholder a constant and possibly increasing yield;

      o     the tax payers when the reinsured entity is government owned;

      o the employees of insurance companies since job losses from unexpected large claims can be reduced.

         We plan to market and sell our products worldwide, at the outset by utilizing a network of international industry contacts developed by senior management and indirectly through third parties. As part of the planned scaling of the organization, the Company will establish an international sales force by hiring experienced professionals with well-established track record and contacts throughout the insurance and reinsurance industry. The Company plans to establish a presence in the London market since it is the global center of reinsurance trading.

         The Company's initial multi-million dollar deployment and charter client, won in competition against CSC, is an insurance and reinsurance consortium based in Zurich Switzerland consisting of twenty-six well-known member companies, including, among others, Allianz, Partner Re, Swiss Re, Winterthur Insurance Company and Zurich Insurance Group. The member companies are producing direct insurance business and managing the reinsurance transactions of the produced business through STI's software platform.

         The Company's objective is to establish its reinsurance solution as the industry standard in managing complex reinsurance contract combinations throughout the entire reinsurance contract workflow. In this regard, the Company intends to enhance its technological leadership by adding support for new and evolving premium and claims recovery methods for both property & casualty and life insurance business; functionality for trend analysis, capacity utilization and exposure control; accelerate the acceptance of its products by leveraging strategic partnerships; and to provide the software and services necessary to conduct safe and reliable technical accounting transactions over the Internet. In addition to traditional license agreements, the Company plans to offer its solutions as an Application Service Provider allowing smaller companies to "pay-as-you-go".

Competition

         We compete against a number of different companies in the area of reinsurance contract management ("RCM"). A smaller subset of those competitors offer an enterprise-wide solution needed to partially support automation of complex technical accounting methods and claims recovery processes.

         Although we believe we compete primarily with reinsurance contract management providers, we also believe that we may now, or in the future, compete with companies in the following groups:

      o     Internal Information Technology departments

      o     Reinsurance product providers like CSC, SAP, Siebel and Sungard

      o Professional service organizations like IBM, Accenture, Deloitte Consulting, EDS, BearingPoint and Cap Gemini Ernst & Young

      o     Other Potential Competitors such as industry initiative

         Today, CSC's SICS/NT software solution constitutes STI's primary competition among professional reinsurers and large insurance groups with offerings from Xchanging/RebusIS in the European, and Freedom Group and Siebel in the U.S. market. In addition, SAP is trying to extend its offerings to the reinsurance market. The significant differences between these offerings and STI's SurSITE(R) solution are low completeness of vision, lack of market uniformity and lean eBusiness architecture. In many cases, available systems do not meet the future needs of giants like Allianz, AXA, Hannover Re, Munich Re, Partner Re, Swiss Re, Winterthur and XL Capital because they do not offer automation of technical accounting transactions. In comparison to STI, however, their greater financial resources and longer presence in the market have allowed them to generate more sales than STI.

         We believe that we have one of the most complete visions for integrated reinsurance administration and technical accounting required by reinsurance and insurance providers. In making future sales we intend to rely on references from attesting to our efforts to establish the unique and powerful appeal of our solution.

         With greater financial resources as being afforded by the Cornell Capital Standby Equity Distribution Agreement ("SEDA"), we believe we may be able to become a leading provider of enterprise-wide facultative and treaty reinsurance solutions within the next few years.

Market Opportunity

         We are aiming our products and services at the field we know best, the two-and-a-half trillion dollar global insurance and reinsurance industry and its 6,500 primary providers and the many specialized insurance consortia. Our defined target market consists of three segments of major companies and other insurance entities that could greatly benefit from deploying our reinsurance solution. With adequate operating capital secured for the next 24-month period, we will focus our sales efforts in (i) the top twenty-five international reinsurance companies; (ii) domestic and international insurance & reinsurance consortia (Pools); large insurance groups each with a fleet of companies. Each such large organization represents multiple sales and licensing opportunities, due to the fact that they have operations and many subsidiaries around the world. Combined, our targeted market segments include 200 opportunities for our initial sales activity. The projected number of clients identified for the plan period amounts to ~20% of the initial target market and less than 1% of the total market opportunity. As a result of the interest generated from the deployment in Zurich, our sales pipeline has an initial European concentration. We expect, however, that future growth primarily will be generated from the North American market.

Sales and Marketing

         With an extended sales and marketing organization, we believe we can accelerate sales through a combination of cost efficient lead generating partnerships working in tandem with our own regional channels:

         In collaboration with a Washington, D.C. marketing agency, we are creating an extended sales and marketing strategy to support the overall plan objectives. In addition to Sales Channels, we plan to build Marketing Alliances and Lead Generating Channels for both the US and international marketplace. STI's current sales team consist of the Company's founder and the CEO of our European Sales Channel both with extensive domain knowledge and personal industry networks that will guide our primary sales effort until we can implement the planned sales and marketing strategy for the North American and European markets. As part of extending our sales and marketing organization, we are actively searching for a senior executive to complement our current team. The selected individual will be a senior sales executive with experience selling enterprise solutions within the re/insurance industry. In addition, we anticipate engaging a well-recognized and respected international reinsurance executive to support and guide the Company's international sales teams with his or her domain knowledge and industry contacts.

         Selective lead-generating channels for specific segments of the marketplace include international reinsurance brokers and other intermediaries throughout their global market, and other insurance industry "insider" organizations like CEO Customer Economical Organisation GmbH (Winterthur, Switzerland) for prospects in the Continental European and London markets. We are engaged in an early stage dialogue with a Japanese-American strategic business development organization that could assist the Company in establishing a presence in the considerable Japanese insurance and reinsurance market. The Company expects to enter into at least two US sales channel agreements before the end of 2004.

         Fee-based client referrals include our arrangements with the Schweitzer Pool fur Luftfahrtversicherungen that target a specific segment of the market with a high potential to yield additional clients.

Insurance

         We maintain commercial insurance to the benefit of the Company, which includes General Liability, Products/Completed Operation, and Personal & Advertising Injury; Workers' Compensation; Property; Health and Life insurance. In conjunction with the registration of the Company's Form SB-2, we will add Directors' & Officers' and Professional (Errors & Omission) liability insurance.

Intellectual Property

The Company owns Intellectual Property as outlined below:

1. The SurSITE(R) Suite of modules for insurance and reinsurance comprised of the following web-based functional modules:

      a.    Reinsurance Contract Management

      b.    Technical Accounting Transaction Engine (including all algorithms)

      c. Quote Engine for automated rating of "standard" business including workflow processes and support for conditioning of "non-standard" business by an underwriter

      d.    Direct Business Integration Module

      e.    Business Administration Module

      f.    Report Engine

2.    Registered trademarks:

      a.    SurSITE(R)

      b.    DirectINSURE(R)

3.    Domain Names:

      a.    www.stius.com

      b.    www.sursite.com

      c.    www.PolicyWorld.com

      d.    www.SwissLuftPool.com

Employees

         As of August 16, 2004, we employ three full-time employees and four consultants. We expect the Company's staff to increase to about 12 full-time employees and approximately ten consultants during the fourth quarter 2004. We have no collective bargaining agreements with our employees.

Property

         Our principal executive offices are located in approximately 4,500 square feet of office space at 5210 Chairmans Court, Suite 3, Frederick, Maryland 21703.

                                   MANAGEMENT

         Our directors and executive officers and their ages as of August 16, 2004 are as follows:

            NAME                           AGE           POSITION
            Dan L. Jonson                  61            President and Director
            Subhash C. Bhatia              57            Director
            Andrew Larsen                  57            Director
            Michael Shor                   52            Director
            Mark D. Spaeth                 36            Director

--------------------------------------------------------------------------------

         The following is a brief description of the background of our directors and executive officers.

Background Information

         Dan L. Jonson. Mr. Jonson is the President and Chief Executive Officer of our Company and a member of our Board of Directors and has been serving in those capacities since 1997, when the Company become operational. Prior to launching STI, Mr. Jonson served between 1987 and 1996 as Senior Vice President of Strategic Business Development of AVEMCO Corporation, a publicly traded niche insurance company specialized in aviation, marine, and collateral protection for banks and the WINS software for the property & casualty insurance market through its fully owned subsidiary The Wheatley Group Ltd. Between 1980 and 1987, Mr. Jonson served as Vice President of Underwriting of AVEMCO Insurance Company. Mr. Jonson's expertise in the insurance and reinsurance industry was developed over more than thirty years in various industry positions, with the Skandia Group in Stockholm, Sweden, Extended Reinsurance Group in New York and the AVEMCO Group based in Frederick, Maryland. Mr. Jonson also gained experience in underwriting at Skandia Group where he was responsible for underwriting, marketing and business development for the North American, Far East and Pacific Rim markets.

         Subhash C. Bhatia. Mr. Bhatia is a member of our Board of Directors and has been serving in that capacity since 1997. Mr. Bhatia has over 35 years of experience in the Information Technology Industry. Mr. Bhatia currently runs the New York based Key Management Group, a software company which specializes in providing offshore IT outsourcing services to the Insurance Industry. Prior to founding Key Management Group in 1990, Mr. Bhatia had worked for over 20 years in various sales and marketing capacities at IBM, both in India and the United States. During his time at IBM, Mr. Bhatia received various awards including 9 Hundred Percent Clubs and Two Golden Circles. Mr. Bhatia is also the founder of two charitable foundations. Mr. Bhatia obtained an Engineering degree from Delhi College of Engineering in 1967 and earned a Management Diploma from the University of Delhi in 1972.

         Andrew Larsen. Mr. Larsen recently joined our Board of Directors on July 16, 2004. Mr. Larsen has more than 35 years of executive, underwriting and claims experience in the property & casualty and life insurance and reinsurance industry. Mr. Larsen worked at GE between 1996 and 2003, serving in a variety of capacities, most recently as Executive Vice President of GE Financial Assurance between 2000 and 2003. During his tenure at GE, he also served as an officer and Director of the Board of several other GE property & casualty and life insurance subsidiaries. Prior to joining GE, Mr. Larsen served as the Executive Vice President of First Colony Life Insurance Company. Between 1969 and 1986, he held executive, management, underwriting, claims and sales positions at companies including CIGNA Corporation, Chubb & Son, Inc., Liberty Mutual Insurance Company and Fidelity Union Life Insurance Company. Mr. Larsen received his Bachelor's degree in Political Science from Ursinus College, an MBA in Insurance & Risk Management from Temple University, and Graduate Study in Life Insurance from University of Hartford.

         Michael Shor. Mr. Shor is a member of our Board of Directors and has been serving in that capacity since June 2004. Michael Shor has over 24 years of executive and sales experience in the Insurance, Banking, and the Investment Industries. Mr. Shor is currently serving as Business Development Officer and Relationship Manager at SunTrust Corporation. Immediately prior to joining SunTrust, Mr. Shor was serving as a Senior Vice President at Morgan Stanley from July 1999 until June 2003. He has also held Senior Vice President positions at First Union Securities and Wheat First Butcher and Singer. Active in the Venture Capital Community for the past 10 years, Shor has helped numerous private and public companies develop strategies for recognizing and achieving their goals. Among some of his other achievements, Shor is the founder of The Virginia Baseball Club, which has been working to bring Major League Baseball to Northern Virginia for over a decade. He has also served on the boards or Executive Committees of the Northern Virginia Technology Council, National Diabetes Foundation, Nation Leukemia Foundation, and the Northern Virginia American Lung Association.

     Mark D. Spaeth. Mr. Spaeth is a member of our Board of Directors and has been serving in that capacity since March 2002. Until May 2004, Mr. Spaeth had been serving as Chief Strategy Officer for Technium, Inc., a Chicago based consultancy for the last 5 years where he lead the company to develop packaged services through the implementation of robust delivery methodologies. During the last 18 years, Spaeth has worked primarily in technology based roles including Chief Technology Officer and Software Architect across a wide variety of industries including manufacturing, healthcare, finance and insurance. Recently, Mr. Spaeth has been consulting with large manufacturers to improve supply chain processes and realize large scale recoveries. Mr. Spaeth has also written about the enterprise software industry and is currently writing a book about his experiences with enterprise application development and best practices.

Executive Compensation

      Summary Compensation Table. The following table sets forth the annual and long-term compensation for services in all capacities for the fiscal years ended December 31, 2003, 2002 and 2001, paid to our most highly compensated executive officers.

                                                       Summary Compensation Table

                                                Annual Compensation                             Long Term Compensation
                                                -------------------                             ----------------------
                                                                                Awards
                                                                                ------
                                                                              Restricted       Securities
                                                                                 Stock         Underlying         All Other
Name and Principal Position              Year        Salary        Bonus       Award(s)         Options        Compensation(1)
---------------------------              ----        ------        --------    --------         -------        ---------------
Dan L. Jonson                             2003       $208,333      $12,500            --                 --            $25,000
President and Chief Executive Officer     2002       $200,000           $0            --                 --                 --
                                          2001       $175,000           $0            --                 --                 --
                                                                        $0
Birgitta M. Jonson (2)                    2003        $25,008           $0                                              $8,334
Vice President                            2002        $50,004           $0
                                          2001        $50,004           $0
                                                                        $0
Salvatore J. Mastellone (3)               2003        $52,500           $0
Vice President of Human                   2002       $105,000           $0
  Resources and Administration            2001       $105,000           $0
                                                                        $0
Urban K. Jonson (4)                       2003       $100,000           $0
Senior Vice President and                 2002       $150,000           $0
  Chief Technology Officer                2001        $67,429           $0


(1) All of the amounts in this column were paid in the form of stock for deferred compensation. The amounts listed represent the fair market value of the stock on the date of grant.

(2) Salary received by Ms. Jonson was paid through June 30, 2003, her last day of employment with the Company.

(3) Salary received by Mr. Mastellone was paid through June 30, 2003, his last day of employment with the Company.

(4) Salary received by Mr. Jonson was paid through July 31, 2003, his last day of employment with the Company.

           Aggregated Option Exercises In Last Fiscal Year And Fiscal
                             Year-End Option Values

         The following table sets forth certain information concerning the number and value of securities underlying exercisable and unexercisable stock options as of the fiscal year ended December 31, 2003 by our executive officers listed in the Summary Compensation Table above.

                                                                   Number of Securities
                                      Number of                Underlying Unexercised    Value of Unexercised
                                       Shares                        Options at          In-the-Money Options at
                                     Acquired on    Value       December 31, 2003(1)     December 31, 2003(1)
Name                                  Exercise     Realized   Exercisable/Unexercisable Exercisable/Unexercisable
----                                  --------     --------   -------------------------   --------------------
Dan L. Jonson                            None       N/A     2,488,933 /   1,594,287       $124,447    $79,714
Birgitta M. Jonson                       None       N/A             0 /           0             --          --
Salvatore J. Mastellone                  None       N/A             0 /           0             --          --
Urban K. Jonson                          None       N/A             0 /           0             --          --



(1) Based on the initial public offering price of $0.15 per share, minus the exercise price, multiplied by the number of shares issued upon the exercise of, or subject to, the option, without taking into account any taxes that may be payable in connection with the transaction. All shares in this table reflect a 20:1 stock split that took place on June 22, 2004.

Compensation of Directors

         We have no standard arrangement pursuant to which our Directors are compensated for services provided as a Director.

Employment Agreements

         On October 11, 2002, the Board of Directors approved the Solution Technology International, Inc. 2002 Stock Incentive Plan under which employees, officers, directors and consultants are eligible to receive grants of stock options. STI has reserved a total of 30,000,000 shares of common stock under the 2002 Stock Incentive Plan. It is presently administered by the Board of Directors. Subject to the provisions of the 2002 Stock Incentive Plan, the Board of Directors has full and final authority to select the individuals to whom options will be granted, to grant the options and to determine the terms and conditions and the number of shares issued pursuant thereto.

Change in Control

         There are no arrangements which would result in payments to any officers or directors in the event of a change-in-control of STI.

Indemnification

         Our Certificate of Incorporation and Bylaws provide that we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. In certain cases, we may advance expenses incurred in defending any such proceeding. To the extent that the officer or director is successful on the merits in any such proceeding as to which such person is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the state of Delaware.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                LEGAL PROCEEDINGS

         We are not subject to any action, suit, proceeding, claim, arbitration or investigation before any court or governmental agency.

                             PRINCIPAL SHAREHOLDERS

Beneficial Owners

            The following table sets forth information regarding the beneficial ownership of our common stock as of August 16, 2004 for:

      o each person known by us to own beneficially more than 5% of our of common stock;

      o     each of our directors;

      o each executive officer listed in the Summary Compensation Table above; and

      o     all directors and executive officers as a group.

            Unless otherwise indicated below, to our knowledge, all persons and entities listed below have sole voting and investment power over their shares of common stock, except to the extent that individuals share authority with spouses under applicable law.

                                                      Shares
                                                     neficially     Percent
Name and Address                      Title of Class Owned (1)      f Class(1)
----------------                      -------------  ---------      ----------
Dan Jonson
5210 Chairmans Court
Suite 3
Frederick, MD  21703                   Common           33,577,320      42.1%

Crosshill Georgetown Capital, LP
1000 Wilson Boulevard
Suite 1850
Arlington, Virginia 22209              Common           22,204,900      32.4%

Subhash Bhatia
5210 Chairmans Court
Suite 3
Frederick, MD  21703                   Common            8,213,280      15.1%

Birgitta Jonson
5210 Chairmans Court
Suite 3
Frederick, MD  21703                   Common            5,551,200      10.7%

Mobilepro Corp.
6701 Democracy Blvd.
Suite 300
Bethesda, MD  20817                    Common            5,121,855      10.0%

SQL Star International
1265 El Camino Real,
Suite 206
Santa Clara, CA  95050                 Common            4,331,400       8.6%

Michael Shor
5210 Chairmans Court
Suite 3
Frederick, MD  21703                   Common            4,000,000       8.0%

Robert Coyne
5210 Chairmans Court
Suite 3
Frederick, MD  21703                   Common            3,600,000       7.2%

State of Maryland
Department of Business and Economic
Development
826 E. Baltimore Street
Baltimore, MD  21202                   Common            3,500,100       7.0%

Key Management Group
125 Baylis Road, Suite 260
Melville, NY  11747                    Common            2,746,200       5.6%

Margaret Bogen Coyne
5210 Chairmans Court
Suite 3
Frederick, MD  21703                   Common            2,446,200       5.0%

Officers and Directors as a Group

(3 Persons) (2)                        Common           33,577,320      49.8%

----------
*        Less than 1%.

(1) Applicable percentage of ownership is based on 46,230,154 shares of common stock outstanding as of August 16, 2004, together with applicable options for each shareholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of August 16, 2004 are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2) As of August 16, 2004, Dan Jonson was our sole executive officer. Subhash Bhatia and Michael Shor are directors of the Company.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None.

                            Description of Securities

         The following description of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by, our amended and restated certificate of incorporation and bylaws, which are exhibits to the registration statement of which this prospectus forms a part.

Common Stock

         On June 28, 2004, STI amended its Certificate of Incorporation and now is authorized to issue up to 500,000,000 shares of common stock, with a par value of $0.001 per share, of which 46,230,154 shares are issued and outstanding as of August 16, 2004.

         Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the shareholders. Holders of common stock have no cumulative voting rights.

         STI does not currently anticipate paying any dividends on its common stock. In the event of a liquidation, dissolution or winding up of STI, the holders of shares of common stock are entitled to share pro-rata all assets remaining after payment in full of all liabilities, subject however, to any rights of the shareholders of preferred shares issued and outstanding at the time of such liquidation, dissolution or winding up of STI (see preferred stock below). Holders of common stock have no preemptive rights to purchase STI's common stock. There are no conversion rights or redemption or sinking fund provisions with respect to the common stock.

Options

         As of August 16, 2004, we had 30,000,000 outstanding options with exercise prices ranging from $0.05 to $0.10.

Warrants

         As of August 16, 2004, warrants to 26,204,900 shares of our common stock were outstanding with exercise prices ranging from of $0.001 to $0.10 per share. The weighted average exercise price of the warrants is $0.016 per share. Each warrant contains provisions for the adjustment of the exercise price and the number of shares issuable upon the exercise of the warrant in the event of stock dividends, stock splits, reorganizations and reclassifications and consolidations.

Transfer Agent and Registrar

         SunTrust Bank is the transfer agent and registrar for our common stock. Its address is 58 Edgewood Avenue, Room 225, Atlanta, GA 30303. Its telephone number is (404) 588-7622.

Exchange Listing

      We expect to apply to list our common stock on either the OTC Bulletin Board market or the Pink Sheets.

                          CHANGES IN AND DISAGREEMENTS
             WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

         Our board of directors approved a decision to engage Bagell, Josephs & Company, LLC, as our independent auditors for our fiscal years ending December 31, 2003. Bagell, Josephs & Company, LLC accepted such appointment on June 30, 2004.

         Bagell, Josephs & Company, LLC also audited our financial statements for the year ending December 31, 2002 which are provided in this registration statement.

                                     EXPERTS

         The financial statements as of April 30, 2004 and 2003 and for each of the years in the period ended December 31, 2003 and 2002 included in this Prospectus have been included in reliance on the report of Bagell, Josephs & Company, LLC, independent accountants, given on the authority of said firm as experts in auditing and accounting. Each of the reports contains an explanatory paragraph relating to STI's ability to continue as a going concern.

                                  LEGAL MATTERS

         Schiff Hardin LLP, Washington, D.C., will pass upon the validity of the shares of our common stock.

                              AVAILABLE INFORMATION

         For further information with respect to us and the securities offered hereby, reference is made to the Registration Statement, including the exhibits thereto. Statements herein concerning the contents of any contract or other document are not necessarily complete, and in each instance reference is made to such contract or other statement filed with the Securities and Exchange Commission or included as an exhibit, or otherwise, each such statement, being qualified by and subject to such reference in all respects.

         Reports, registration statements, proxy and information statements, and other information filed by us with the Securities and Exchange Commission can be inspected and copied at the public reference room maintained by the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Copies of these materials may be obtained at prescribed rates from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. The Securities and Exchange Commission maintains a site on the World Wide Web (http://www.sec.gov) that contains reports, registration statements, proxy and information statements and other information. You may obtain information on the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330.

                     SOLUTION TECHNOLOGY INTERNATIONAL, INC.

                              FINANCIAL STATEMENTS

                                      INDEX

                     SOLUTION TECHNOLOGY INTERNATIONAL, INC.
                          REVIEWED FINANCIAL STATEMENTS
                             APRIL 30, 2004 AND 2003
                         AND DECEMBER 31, 2003 AND 2002

                     SOLUTION TECHNOLOGY INTERNATIONAL, INC.
                              FINANCIAL STATEMENTS
                             APRIL 30, 2004 AND 2003

                     INDEX TO REVIEWED FINANCIAL STATEMENTS

                                                                     Page(s)

Accountants' Review Report                                              1

Balance Sheets as of April 30, 2004 and 2003                            2

Statements of Operations for the Four Months Ended
   April 30, 2004 and 2003                                              3

Statements of Changes in Stockholder's (Deficit) for the
    Four Months Ended April 30, 2004 and 2003                           4

Statements of Cash Flows for the Four Months Ended
    April 30, 2004 and 2003                                             5

Notes to Reviewed Financial Statements                                 6-19

                        BAGELL, JOSEPHS & COMPANY, L.L.C.
                          Certified Public Accountants

                               High Ridge Commons
                                 Suites 400-403
                           200 Haddonfield Berlin Road
                           Gibbsboro, New Jersey 08026
                        (856) 346-2828 Fax (856) 346-2882

                           ACCOUNTANTS' REVIEW REPORT

                               Board of Directors

Solutions Technology International, Inc.
Fredrick, Maryland

We have reviewed the accompanying balance sheets of Solution Technology International, Inc. (the "Company") as of April 30 2004 and 2003 and the related statements of operations, changes in stockholders' (deficit), and cash flows for the four months then ended, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. All information included in these financial statements is the representation of Solution Technology International, Inc.

A review consists principally of inquiries of company personnel and analytical procedures applied to financial data. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the financial statements in order for them to be in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 13 to the financial statements, certain conditions indicate that the Company may be unable to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

BAGELL, JOSEPHS & COMPANY, L.L.C.
BAGELL, JOSEPHS & COMPANY, L.L.C.
Certified Public Accountants
Gibbsboro, New Jersey

Date July 15, 2004

             MEMBER OF: AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS
                        NEW JERSEY SOCIETY OF CERTIFIED PUBLIC ACCOUNTANTS PENNSYLVANIA INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS NEW YORK STATE SOCIETY OF CERTIFIED PUBLIC ACCOUNTANTS

                     SOLUTION TECHNOLOGY INTERNATIONAL, INC.
                            BALANCE SHEETS
                          APRIL 30, 2004 AND 2003


                                     ASSETS
                                     ------
                                                                         2004             2003
                                                                    -----------        -----------
Current Assets:
  Cash and cash equivalents                                         $       403        $    45,908
  Prepaid expenses and other current assets                                  --             16,667
                                                                    -----------        -----------

    Total Current Assets                                                    403             62,575
                                                                    -----------        -----------

  Fixed assets, net of depreciation                                      59,170             75,222
                                                                    -----------        -----------

Other Assets:
  Intangible assets, net                                                961,229            961,229
  Security deposits                                                       7,065              7,065
                                                                    -----------        -----------

    Total Other Assets                                                  968,294            968,294
                                                                    -----------        -----------

TOTAL ASSETS                                                        $ 1,027,867        $ 1,106,091
                                                                    ===========        ===========

                     LIABILITIES AND STOCKHOLDERS' (DEFICIT)
                     ---------------------------------------

LIABILITIES
Current Liabilities:
  Note payable                                                      $   795,000        $   630,000
  Notes payable - bank                                                   75,000                500
  Revolving promissory note                                             750,000            750,000
  Current portion of obligations under capital lease                      5,586              9,259
  Accounts payable and accrued expenses                                 215,777            323,402
                                                                    -----------        -----------

      Total Current Liabilities                                       1,841,363          1,713,161
                                                                    -----------        -----------

Long-term Liabilities:
  Deferred compensation                                                 238,103            169,439
  Obligations under capital lease, net of current maturities              3,673             10,636
                                                                    -----------        -----------

      Total Long-term Liabilities                                       241,776            180,075
                                                                    -----------        -----------

      Total Liabilities                                               2,083,139          1,893,236
                                                                    -----------        -----------

STOCKHOLDERS' (DEFICIT)
  Common stock, $.001 Par Value; 20,000,000 shares authorized
    1,952,985 shares issued and outstanding                               1,953              1,953
  Additional paid-in capital                                          2,219,488          2,219,488
  Accumulated deficit                                                (3,276,713)        (3,008,586)
                                                                    -----------        -----------

      Total Stockholders' (Deficit)                                  (1,055,272)          (787,145)
                                                                    -----------        -----------

TOTAL LIABILITIES AND STOCKHOLDERS' (DEFICIT)                       $ 1,027,867        $ 1,106,091
                                                                    ===========        ===========

                     SOLUTION TECHNOLOGY INTERNATIONAL, INC.
                            STATEMENTS OF OPERATIONS
                FOR THE FOUR MONTHS ENDED APRIL 30, 2004 AND 2003

                                                     2004              2003
                                                 -----------        -----------
OPERATING REVENUES
  Sales                                          $        --        $   384,458

COST OF SALES                                                           481,672
                                                 -----------        -----------

GROSS LOSS                                                --            (97,214)
                                                 -----------        -----------

OPERATING EXPENSES
   Compensation expense                              142,300            311,705
   General and administrative expenses                86,617            163,171
   Depreciation and amortization                       7,042             12,115
                                                 -----------        -----------
       Total Operating Expenses                      235,959            486,991
                                                 -----------        -----------

LOSS BEFORE OTHER INCOME (EXPENSE)                  (235,959)          (584,205)

OTHER INCOME (EXPENSE)
   Interest income                                        23                674
   Interest expense                                  (38,573)           (42,399)
                                                 -----------        -----------
       Total Other Income (Expense)                  (38,550)           (41,725)
                                                 -----------        -----------

NET LOSS BEFORE PROVISION FOR INCOME TAXES          (274,509)          (625,930)
Provision for Income Taxes                                --                 --
                                                 -----------        -----------

NET LOSS APPLICABLE TO COMMON SHARES             $  (274,509)       $  (625,930)
                                                 ===========        ===========

NET LOSS PER BASIC AND DILUTED SHARES            $     (0.14)       $     (0.32)
                                                 ===========        ===========

WEIGHTED AVERAGE NUMBER OF COMMON
    SHARES OUTSTANDING                             1,952,985          1,952,985
                                                 ===========        ===========

                     SOLUTION TECHNOLOGY INTERNATIONAL, INC.
                 STATEMENT OF CHANGES IN STOCKHOLDERS' (DEFICIT)
                FOR THE FOUR MONTHS ENDED APRIL 30, 2004 AND 2003

                                                                                 Additional
                                                   Common Stock                    Paid-in        Accumulated
                                                     Shares          Amount       Capital          Deficits            Total
                                                     ---------       ------       ----------       -----------        -----------
Balance December 31, 2002                            1,952,985       $1,953       $2,219,488       $(2,382,656)       $  (161,215)

Net loss for the four months ended April 30, 2003           --           --               --          (625,930)          (625,930)
                                                     ---------       ------       ----------       -----------        -----------

Balance April 30, 2003                               1,952,985       $1,953       $2,219,488       $(3,008,586)       $  (787,145)
                                                     =========       ======       ==========       ===========        ===========


Balance December 31, 2003                            1,952,985       $1,953       $2,219,488       $(3,002,204)       $  (780,763)

Net loss for the four months ended April 30, 2004           --           --               --          (274,509)          (274,509)
                                                     ---------       ------       ----------       -----------        -----------

Balance April 30, 2004                               1,952,985       $1,953       $2,219,488       $(3,276,713)       $(1,055,272)
                                                     =========       ======       ==========       ===========        ===========

                     SOLUTION TECHNOLOGY INTERNATIONAL, INC.
                            STATEMENTS OF CASH FLOWS
                FOR THE FOUR MONTHS ENDED APRIL 30, 2004 AND 2003

                                                           2004              2003
                                                         ---------        ---------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net loss                                              $(274,509)       $(625,930)
                                                         ---------        ---------

   Adjustments to reconcile net loss to net cash
     used in operating activities:
     Depreciation and amortization                           7,042           12,115

  Changes in assets and liabilities
     Decrease in accounts receivable                        11,055           71,749
     Decrease in prepaid expenses and other assets              --            1,100
     Increase in deferred compensation                     102,000          116,664
     Increase (decrease) in accounts payable and
       and accrued expenses                                 62,645         (132,871)
                                                         ---------        ---------
     Total adjustments                                     182,742           68,757
                                                         ---------        ---------

     Net cash (used in) operating activities               (91,767)        (557,173)
                                                         ---------        ---------

CASH FLOWS FROM FINANCING ACTIVITES
    Proceeds from revolving promissory note                     --          750,000
    Proceeds from line of credit                            75,000               --
    Payment on line of credit                                   --         (105,000)
    Payments of notes payable                                   --          (35,000)
    Payments of notes payable - bank                            --           (4,603)
    Payments of obligations under capital lease             (3,714)          (3,223)
                                                         ---------        ---------

       Net cash provided by financing activities            71,286          602,174
                                                         ---------        ---------

NET INCREASE (DECREASE) IN
    CASH AND CASH EQUIVALENTS                              (20,481)          45,001

CASH AND CASH EQUIVALENTS -
    BEGINNING OF PERIOD                                     20,884              907
                                                         ---------        ---------

CASH AND CASH EQUIVALENTS - END OF PERIOD                $     403        $  45,908
                                                         =========        =========

CASH PAID DURING THE PERIOD FOR:
    Interest expense                                     $  32,585        $  42,399
                                                         =========        =========

                     SOLUTION TECHNOLOGY INTERNATIONAL, INC.
                     NOTES TO REVIEWED FINANCIAL STATEMENTS
                             APRIL 30, 2004 AND 2003

NOTE  1- ORGANIZATION AND BASIS OF PRESENTATION

            Solution Technology International, Inc. (the "Company") incorporated in Delaware on April 27, 1993, is an emerging software product company based in Frederick, Maryland offering an enterprise solution for the global insurance and reinsurance industry. The Company has created complex reinsurance algorithms and methodologies to support automation of complex technical accounting methods and claims recovery processes. The Company has also developed sophisticated expert underwriting methods and trend analysis tools that support the insurance and reinsurance industries.

NOTE  2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

            Use of Estimates

            The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

            Cash and Cash Equivalents

            The Company considers all highly liquid debt instruments and other short- term investments with an initial maturity of three months or less to be cash or cash equivalents.

            The Company maintains cash and cash equivalents with a financial institution that periodically exceed the limit of insurability under Federal Deposit Insurance Corporation.

            Identified Intangible Assets

            Intellectual property assets represent technology and are amortized over the periods of benefit, ranging from two to ten years, generally on a straight-line basis.

            Identified intangible assets are regularly reviewed to determine whether facts and circumstances exist which indicate that the useful life is shorter than originally estimated or the carrying amount of assets may not be recoverable. The Company assesses the recoverability of its identifiable intangible assets by comparing the projected discounted net cash flows associated with the related asset or group of assets over their remaining lives against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets.

            Start-up Costs

            In accordance with the American Institute of Certified Public Accountants Statement of Position 98-5, "Reporting on the Costs of Start-up Activities", the Company expenses all costs incurred in connection with the start-up and organization of the Company.

                     SOLUTION TECHNOLOGY INTERNATIONAL, INC.
               NOTES TO REVIEWED FINANCIAL STATEMENTS (CONTINUED)
                             APRIL 30, 2004 AND 2003

NOTE  2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

            Revenue Recognition

            The Company records its transactions under the accrual method of accounting whereby income is recognized when the services are billed rather than when the fees are collected, and costs and expenses are recognized in the period they are incurred rather than when paid.

            The Company is an emerging software product company who has developed a software package to help insurance and reinsurance companies in their claims recovery process.

            In 2002, the Company entered into an agreement with the Swiss Pool for Aviation Insurance ("SPL") and recorded revenue under this agreement for license and hosting services rendered. SPL consists of a pool of approximately 26 insurance and reinsurance companies.

            The Company accounts for the licensing of software in accordance with the American Institute of Certified Public Accountants Statement of Position (SOP) 97-2, "Software Revenue Recognition." The Company recognizes revenue when (i) persuasive evidence of an arrangement exists; (ii) delivery has occurred or services have been rendered; (iii) the sales price is fixed or determinable; and (iv) the ability to collect is reasonably assured. For software arrangements with multiple elements, revenue is recognized dependent upon whether vendor-specific objective evidence (VSOE) of fair value exists for each of the elements. When VSOE does not exist for all the elements of a software arrangement and the only undelivered element is post-contract customer support (PCS), the entire licensing fee is recognized ratably over the contract period. Revenue attributable to undelivered elements, including technical support, is based on the average sales price of those elements, when sold separately, and is recognized ratably on a straight-line basis over the products life cycle. PCS revenue is recognized ratably over the contract period. Shipping charges billed to customers are included in revenue and the related shipping costs are included in cost of sales.

            Income Taxes

            The income tax benefit is computed on the pretax loss based on the current tax law. Deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates. No benefit is reflected for the four months ended April 30, 2004 and 2003, respectively.

            Fair Value of Financial Instruments

            The carrying amounts reported in the balance sheets for cash and cash equivalents, and accounts payable approximate fair value because of the immediate or short-term maturity of these financial instruments.

                     SOLUTION TECHNOLOGY INTERNATIONAL, INC.
               NOTES TO REVIEWED FINANCIAL STATEMENTS (CONTINUED)
                             APRIL 30, 2004 AND 2003

NOTE  2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

            Advertising Costs

            The Company expenses the costs associated with advertising as incurred. Advertising expenses are included in the statements of operations for the four months ended April 30, 2004 and 2003.

            Fixed Assets

            Furniture and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets.

            When assets are retired or otherwise disposed of, the costs and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is recognized in income for the period. The cost of maintenance and repairs is charged to income as incurred; significant renewals and betterments are capitalized. Deduction is made for retirements resulting from renewals or betterments.

            Accounts Receivable

            The Company conducts business and extends credit based on an evaluation of the customers' financial condition, generally without requiring collateral. Exposure to losses on receivables is expected to vary by customer due to the financial condition of each customer. The Company monitors exposure to credit losses and maintains allowances for anticipated losses considered necessary under the circumstances.

            Earnings (Loss) Per Share of Common Stock

            Historical net income (loss) per common share is computed using the weighted average number of common shares outstanding. Diluted earnings per share (EPS) includes additional dilution from common stock equivalents, such as stock issuable pursuant to the exercise of stock options and warrants. Common stock equivalents were not included in the computation of diluted earnings per share when the Company reported a loss because to do so would be antidilutive for periods presented.

                     SOLUTION TECHNOLOGY INTERNATIONAL, INC.
               NOTES TO REVIEWED FINANCIAL STATEMENTS (CONTINUED)
                             APRIL 30, 2004 AND 2003

NOTE  2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

            Earnings (Loss) Per Share of Common Stock (Continued)

            The following is a reconciliation of the computation for basic and diluted EPS:

                                       April 30,          April 30,
                                        2004               2003
                                     -----------        -----------
Net loss                             $  (274,509)       $  (625,930)
                                     -----------        -----------
Weighted-average common shares
Outstanding (Basic)                    1,952,985          1,952,985
Weighted-average common stock
Equivalents
Stock options                                 --                 --
Warrants                                      --                 --
                                     -----------        -----------
Weighted-average common shares
Outstanding (Diluted)                  1,952,985          1,952,985
                                     ===========        ===========

            Options and warrants outstanding to purchase stock were not included in the computation of diluted EPS for April 30, 2004 and 2003 because inclusion would have been antidilutive.

            Goodwill and Other Intangible Assets

            In June 2001, the FASB issued Statement No. 142 "Goodwill and Other Intangible Assets". This statement addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, Intangible Assets. It addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. This Statement also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements.

                                                        10
                     SOLUTION TECHNOLOGY INTERNATIONAL, INC.
               NOTES TO REVIEWED FINANCIAL STATEMENTS (CONTINUED)
                             APRIL 30, 2004 AND 2003

NOTE  2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

            Stock-Based Compensation

            Employee stock awards under the Company's compensation plans are accounted for in accordance with Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees", and related interpretations. The Company provides the disclosure requirements of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), and related interpretations. Stock-based awards to non-employees are accounted for under the provisions of SFAS 123 and has adopted the enhanced disclosure provisions of SFAS No. 148 "Accounting for Stock-Based Compensation- Transition and Disclosure, an amendment of SFAS No. 123".

            The Company measures compensation expense for its employee stock-based compensation using the intrinsic-value method. Under the intrinsic-value method of accounting for stock-based compensation, when the exercise price of options granted to employees is less than the estimated fair value of the underlying stock on the date of grant, deferred compensation is recognized and is amortized to compensation expense over the applicable vesting period. In each of the periods presented, the vesting period was the period in which the options were granted. All options were expensed to compensation in the period granted rather than the exercise date.

            The Company measures compensation expense for its non-employee stock-based compensation under the Financial Accounting Standards Board (FASB) Emerging Issues Task Force (EITF) Issue No. 96-18, "Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services". The fair value of the option issued is used to measure the transaction, as this is more reliable than the fair value of the services received. The fair value is measured at the value of the Company's common stock on the date that the commitment for performance by the counterparty has been reached or the counterparty's performance is complete. The fair value of the equity instrument is charged directly to compensation expense and additional paid-in capital.

                     SOLUTION TECHNOLOGY INTERNATIONAL, INC.
               NOTES TO REVIEWED FINANCIAL STATEMENTS (CONTINUED)
                             APRIL 30, 2004 AND 2003

NOTE  2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

            Recent Accounting Pronouncements

            On October 3, 2001, the FASB issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"), that is applicable to financial statements issued for fiscal years beginning after December 15, 2001. The FASB's new rules on asset impairment supersede SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," and portions of Accounting Principles Board Opinion 30, "Reporting the Results of Operations." This Standard provides a single accounting model for long-lived assets to be disposed of and significantly changes the criteria that would have to be met to classify an asset as held-for-sale. Classification as held-for-sale is an important distinction since such assets are not depreciated and are stated at the lower of fair value and carrying amount. This Standard also requires expected future operating losses from discontinued operations to be displayed in the period (s) in which the losses are incurred, rather than as of the measurement date as presently required.

            In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections. This statement rescinds SFAS No. 4, Reporting Gains and Losses from Extinguishment of Debt, and an amendment of that statement, SFAS No. 44, Accounting for Intangible Assets of Motor Carriers, and SFAS No. 64, Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements. This statement amends SFAS No. 13, "Accounting for Leases", to eliminate inconsistencies between the required accounting for sales-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sales-leaseback transactions.

            Also, this statement amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. Provisions of SFAS No. 145 related to the rescissions of SFAS No. 4 were effective for the Company on November 1, 2002 and provisions affecting SFAS No. 13 were effective for transactions occurring after May 15, 2002. The adoption of SFAS No. 145 did not have a significant impact on the Company's results of operations or financial position.

                     SOLUTION TECHNOLOGY INTERNATIONAL, INC.
               NOTES TO REVIEWED FINANCIAL STATEMENTS (CONTINUED)
                             APRIL 30, 2004 AND 2003

NOTE  2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

            Recent Accounting Pronouncements (Continued)

            In June 2003, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". This statement covers restructuring type activities beginning with plans initiated after December 31, 2002. Activities covered by this standard that are entered into after that date will be recorded in accordance with provisions of SFAS No. 146. The adoption of SFAS No. 146 did not have a significant impact on the Company's results of operations or financial position.

            In December 2002, the FASB issued Statement No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure, an amendment of FASB Statement No. 123"("SFAS 148"). SFAS 148 amends FASB Statement No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. It also amends the disclosure provisions of that Statement to require prominent disclosure about the effects on reported net income of an entity's accounting policy decisions with respect to stock-based employee compensation. Finally, this Statement amends Accounting Principles Board ("APB") Opinion No. 28, "Interim Financial Reporting", to require disclosure about those effects in interim financial information. SFAS 148 is effective for financial statements for fiscal years ending after December 15, 2002. The Company will continue to account for stock-based employee compensation using the intrinsic value method of APB Opinion No. 25, "Accounting for Stock Issued to Employees," but has adopted the enhanced disclosure requirements of SFAS 148.

            In April 2003, the FASB issued SFAS Statement No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities", which amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities". This Statement is effective for contracts entered into or modified after June 30, 2003, except for certain hedging relationships designated after June 30, 2003. Most provisions of this Statement should be applied prospectively. The adoption of this statement did not have a significant impact on the Company's results of operations or financial position.

                     SOLUTION TECHNOLOGY INTERNATIONAL, INC.
               NOTES TO REVIEWED FINANCIAL STATEMENTS (CONTINUED)
                             APRIL 30, 2004 AND 2003

NOTE  2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

            Recent Accounting Pronouncements (Continued)

            In May 2003, the FASB issued SFAS Statement No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities, if applicable. It is to be implemented by reporting the cumulative effect of a change in an accounting principle for financial instruments created before the issuance date of the Statement and still existing at the beginning of the interim period of adoption. The adoption of this statement did not have a significant impact on the Company's results of operations or financial position.

            In November 2002, the FASB issued Interpretation No. 45 ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others". FIN 45 requires a company, at the time it issues a guarantee, to recognize an initial liability for the fair value of obligations assumed under the guarantees and elaborates on existing disclosure requirements related to guarantees and warranties. The recognition requirements are effective for guarantees issued or modified after December 31, 2002 for initial recognition and initial measurement provisions. The adoption of FIN 45 did not have a significant impact on the Company's results of operations or financial position.

            In January 2003, the FASB issued FASB Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51". FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003. The adoption of FIN 46 did not have a significant impact on the Company' results of operations or financial position.

                     SOLUTION TECHNOLOGY INTERNATIONAL, INC.
               NOTES TO REVIEWED FINANCIAL STATEMENTS (CONTINUED)
                             APRIL 30, 2004 AND 2003

NOTE  3- FIXED ASSETS

Property and equipment as of April 30, 2004 and 2003 were as follows:

                                   Estimated
                                    Useful
                                 Lives (Years)
                                                         2004            2003
                                                         ----            ----
Furniture and fixtures                 7              $23,268         $23,268
Machinery and equipment               3-7              80,016          80,016
Leasehold improvements                39               11,870          11,870
Vehicles                               5               26,908          26,908
                                                       ------          ------

Less: accumulated depreciation                         82,892          66,840
                                                       ------          ------
Property and equipment, net                           $59,170         $75,222
                                                      =======         =======

            There was $7,042 and $12,115 charged to operations for depreciation expense for the four months ended April 30, 2004 and 2003, respectively.

NOTE  4- NOTES PAYABLE

            The Company entered into an agreement with the Swiss Pool for Aviation Insurance ("SPL") whereby SPL advanced the Company under their Master SurSite Agreement, a license/hosting fee and associated professional service fees. Advanced fees were recognized as both revenue to the Company for achieving certain benchmarks in accordance with the agreement, and certain fees were advances to be repaid due to contractual obligations to SPL. The original terms were for the advances to be repaid in a period not to exceed five years, no interest. In 2004, interest started accruing at 2.5% annually. The Company originally was advanced $700,000 from June 2002 through October 2002, and credited one quarterly maintenance fee of $35,000 in 2002 and two quarterly maintenance fees totaling $70,000 in 2003. Additionally, SPL advanced another $200,000 in 2003 at 9% interest annually. Interest expense on this portion for the four months ended April 30, 2004 was $5,988. The note payable balance due at April 30, 2004 and 2003 was $795,000 and $630,000,
            respectively. All amounts are included as current liabilities due to the fact that these amounts are due on demand.

                     SOLUTION TECHNOLOGY INTERNATIONAL, INC.
               NOTES TO REVIEWED FINANCIAL STATEMENTS (CONTINUED)
                             APRIL 30, 2004 AND 2003

NOTE  5- NOTES PAYABLE - BANK

            The Company during 2004 and 2003 maintained a $200,000 Line of Credit with two banks. The Company would borrow funds from time to time for working capital needs. Interest on the line of credit was variable at prime rate plus 2.5%. The balance at April 30, 2004 and 2003 was $75,000 and $500, respectively. Interest for the four months ended April 30, 2004 and 2003 was $412 and $0, respectively.

NOTE  6- REVOLVING PROMISSORY NOTE

            The Company entered into a revolving promissory note agreement (the "Agreement") with Crosshill Georgetown Capital, L.P. ("Crosshill") on January 10, 2003. Pursuant to the Agreement, Crosshill loaned the Company $750,000 which matures upon the earlier of the Company closing on an equity raise of not less than $2,000,000 or July 10, 2003, which has been amended on three occasions through March 31, 2004. The note accrued interest at 12% annually. The Company has the full $750,000 outstanding at April 30, 2004. Interest expense for the four months ended April 30, 2004 is $30,500 due to added interest payments due to late payments made by the Company.

            The amounts are secured by a Loan and Security Agreement and an Intellectual Property Security Agreement. In addition, the Company issued 930,245 warrants to Crosshill for inducement to enter into the Agreement. In accordance with the third amendment which established March 31, 2004 as the new maturity date, these warrants increase 60,000 per month effective April 2004, should the Company fail to repay the note.

            Crosshill can purchase these warrants for $1 and other good and valuable consideration as defined in the Warrant Agreement. The warrants have a price of $.001 (the par value of the Company) and expire January 9, 2010.

NOTE  7- INTELLECTUAL PROPERTY

            Costs incurred in creating products are charged to expense when incurred as research and development until technological feasibility is established upon completion of a working model. Thereafter, all software production costs are capitalized and subsequently reported at the lower of unamortized cost or net realizable value. Capitalized costs are amortized based on current and future revenue for each product with an annual minimum equal to the straight-line amortization over the remaining estimated economic life of the product.

                     SOLUTION TECHNOLOGY INTERNATIONAL, INC.
               NOTES TO REVIEWED FINANCIAL STATEMENTS (CONTINUED)
                             APRIL 30, 2004 AND 2003

NOTE  7- INTELLECTUAL PROPERTY (CONTINUED)

            In accordance with SFAS No. 2, "Accounting for Research and Development Costs", SFAS No. 68, "Research and Development Arrangements", and SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed", technological feasibility for the product was established on January 1, 2001 with completion of the working model.

            All costs subsequent to this date have been capitalized. Management on an annual basis determines impairment on their intangible assets as they have an indefinite life.

NOTE  8- OBLIGATIONS UNDER CAPITAL LEASE

            The Company is the lessee of computer equipment and office equipment under capital leases expiring during the fiscal year ended April 30, 2007. The leases are collateralized by the equipment.

            Minimum lease payments under capital leases are as follows:

Fiscal Year Ended
April 30,
---------
 2005
 2006                                                      $ 6,449
 2007                                                        3,247
                                                               812
                                                           -------
                                                            10,508
                  Less: amounts representing interest       (1,249)
                  Less: current portion                     (5,586)
                                                           -------

                           Long-term portion               $ 3,673
                                                           =======

                     SOLUTION TECHNOLOGY INTERNATIONAL, INC.
               NOTES TO REVIEWED FINANCIAL STATEMENTS (CONTINUED)
                             APRIL 30, 2004 AND 2003

NOTE  9- OPERATING LEASE

            The Company has a facility lease for office space and equipment leases with various expiration dates through the fiscal year ended April 30, 2007. The office lease contains a four percent yearly escalation clause along with the Company paying taxes, insurance and utilities. Monthly payments for all leases range from $99 to $6,808 per month.

            Minimum lease payments under operating leases are as follows:

                    Fiscal Year Ended
                           April 30,
                           2005                                 $ 72,570
                           2006                                   74,340
                           2007                                   19,328
                                                               ----------
                                                                $166,238

NOTE  10- ACCRUED COMPENSATION

            The Company as of April 30, 2004 and 2003 has accrued compensation to an officer in the amount of $238,103 and $169,439, respectively. These amounts are reflected as current liabilities.

NOTE  11- STOCKHOLDERS' DEFICIT

            Common Stock

            As of April 30, 2004 and 2003, the Company has 20,000,000 shares of common stock authorized and 1,952,985 issued and outstanding. The par value of the common stock is $.001.

            The Company prior to October 10, 2002 had 150,000 shares authorized and 130,199 shares issued and outstanding. The Company then increased the authorized level of common shares to 20,000,000 that the board of directors approved and a corresponding 15:1 forward stock split increasing the issued and outstanding shares to 1,952,985. Additionally, the board of directors approved a change in the par value of the common stock to $.001 from no par value. There were no other issuances or cancellations of stock during the four months ended April 30, 2004 and for the year ended December 31, 2003.

                     SOLUTION TECHNOLOGY INTERNATIONAL, INC.
               NOTES TO REVIEWED FINANCIAL STATEMENTS (CONTINUED)
                             APRIL 30, 2004 AND 2003

NOTE  12- PROVISION FOR INCOME TAXES

            Deferred income taxes will be determined using the liability method for the temporary differences between the financial reporting basis and income tax basis of the Company's assets and liabilities. Deferred income taxes will be measured based on the tax rates expected to be in effect when the temporary differences are included in the Company's tax return. Deferred tax assets and liabilities are recognized based on anticipated future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases.

            At April 30, 2004, deferred tax assets consist of the following:

                  Net operating loss carry-forwards        $ 1,092,238
                  Less:  valuation allowance                (1,092,238)
                                                        ---------------
                                                           $       -0-

            At April 30, 2004, the Company had deficits accumulated in the approximate amount of $3,276,713, available to offset future taxable income through 2023. The Company established valuation allowances equal to the full amount of the deferred tax assets due to the uncertainty of the utilization of the operating losses in future periods.

                     SOLUTION TECHNOLOGY INTERNATIONAL, INC.
               NOTES TO REVIEWED FINANCIAL STATEMENTS (CONTINUED)
                             APRIL 30, 2004 AND 2003

NOTE  13- GOING CONCERN

            As shown in the accompanying financial statements the Company has sustained net operating losses for the four months ended April 30, 2004 and 2003. There is no guarantee that the Company will be able to raise enough capital or generate revenues to sustain its operations.

            Management believes that the Company's capital requirements will depend on many factors including the success of the Company's sales efforts. The Company is in discussions to be acquired by a public company and simultaneously spun out into its own public company. With this spin out, the Company is in negotiations with an equity provider for a commitment of over 12 million dollars in equity financing which will enable the Company to expand and carry out its business plan.

            The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

NOTE  14- SUBSEQUENT EVENTS

            The Company has entered into a letter of intent with a publicly traded company to be acquired. The Company is currently in the due diligence phase with respect to this transaction. If acquired, the public company in all likelihood will simultaneously spin off the Company into its own public company.

            With respect to this transaction, the Company is expected to enter into a convertible debenture agreement and standby equity line of credit agreement for approximately 12 million dollars. The Company anticipates using these proceeds to further production of their software as well as engage sales and marketing professionals.

                     SOLUTION TECHNOLOGY INTERNATIONAL, INC.
                              FINANCIAL STATEMENTS
                      YEAR ENDED DECEMBER 31, 2003 AND 2002

                     SOLUTION TECHNOLOGY INTERNATIONAL, INC.
                              FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 2003 AND 2002

                          INDEX TO FINANCIAL STATEMENTS

                                                                       Page(s)
                                                                       -------

Independent Auditors' Report                                             1

Balance Sheets as of December 31, 2003 and 2002                          2

Statements of Operations for the Years Ended
   December 31, 2003 and 2002                                            3

Statements of Changes in Stockholders' Equity (Deficit) for the
   Years Ended December 31, 2003 and 2002                                4

Statements of Cash Flows for the Year Ended
    December 31, 2003 and 2002                                           5

Notes to Financial Statements                                           6-21

                        BAGELL, JOSEPHS & COMPANY, L.L.C.
                          Certified Public Accountants

                               High Ridge Commons
                                 Suites 400-403
                           200 Haddonfield Berlin Road
                           Gibbsboro, New Jersey 08026
                        (856) 346-2828 Fax (856) 346-2882

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Solution Technology International, Inc.
Fredrick, Maryland

We have audited the accompanying balance sheets of Solution Technology International, Inc. (the "Company") as of December 31, 2003 and 2002 and the related statements of operations, changes in stockholders' (deficit), and cash flows for the years ended December 31, 2003 and 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinions.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 13 to the financial statements, the Company has sustained operating losses and capital deficits that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in
Note 13. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Solution Technology International, Inc. as of December 31, 2003 and 2002, and the results of its statements of operations, changes in stockholders' equity (deficit), and cash flows for the years ended in conformity with accounting principles generally accepted in the United States of America.

BAGELL, JOSEPHS & COMPANY, L.L.C.
BAGELL, JOSEPHS & COMPANY, L.L.C.
Certified Public Accountants
Gibbbsboro, New Jersey

 July 14, 2004

               MEMBER OF: AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS
                          NEW JERSEY SOCIETY OF CERTIFIED PUBLIC ACCOUNTANTS PENNSYLVANIA INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS NEW YORK STATE SOCIETY OF CERTIFIED PUBLIC ACCOUNTANTS

                     SOLUTION TECHNOLOGY INTERNATIONAL, INC.
                                 BALANCE SHEETS
                           DECEMBER 31, 2003 AND 2002

                                     ASSETS
                                     ------

                                                                       2003               2002
                                                                    -----------        -----------
Current Assets:
  Cash and cash equivalents                                         $    20,884        $       907
  Accounts receivable, net                                               11,055             71,749
  Prepaid expenses and other current assets                                  --             17,767
                                                                    -----------        -----------

    Total Current Assets                                                 31,939             90,423
                                                                    -----------        -----------

  Fixed assets, net of depreciation                                      66,212             87,337
                                                                    -----------        -----------

Other Assets:
  Intangible assets, net                                                961,229            961,229
  Security deposits                                                       7,065              7,065
                                                                    -----------        -----------

    Total Other Assets                                                  968,294            968,294
                                                                    -----------        -----------

TOTAL ASSETS                                                        $ 1,066,445        $ 1,146,054
                                                                    ===========        ===========

                     LIABILITIES AND STOCKHOLDERS' (DEFICIT)
                     ---------------------------------------

LIABILITIES
Current Liabilities:
  Note payable                                                      $   795,000        $   665,000
  Notes payable - bank                                                       --              5,103
  Line of credit                                                             --            105,000
  Revolving promissory note                                             750,000                 --
  Current portion of obligations under capital lease                      8,433             10,145
  Accounts payable and accrued expenses                                 153,132            456,273
                                                                    -----------        -----------

      Total Current Liabilities                                       1,706,565          1,241,521
                                                                    -----------        -----------

Long-term Liabilities:
  Deferred compensation                                                 136,103             52,775
  Obligations under capital lease, net of current maturities              4,540             12,973
                                                                    -----------        -----------

      Total Long-term Liabilities                                       140,643             65,748
                                                                    -----------        -----------

      Total Liabilities                                               1,847,208          1,307,269
                                                                    -----------        -----------

STOCKHOLDERS' (DEFICIT)
  Common stock, $.001 Par Value; 20,000,000 shares authorized
    1,952,985 shares issued and outstanding                               1,953              1,953
  Additional paid-in capital                                          2,219,488          2,219,488
  Accumulated deficit                                                (3,002,204)        (2,382,656)
                                                                    -----------        -----------

      Total Stockholders' (Deficit)                                    (780,763)          (161,215)
                                                                    -----------        -----------

TOTAL LIABILITIES AND STOCKHOLDERS' (DEFICIT)                       $ 1,066,445        $ 1,146,054
                                                                    ===========        ===========

                     SOLUTION TECHNOLOGY INTERNATIONAL, INC.
                            STATEMENTS OF OPERATIONS
                  FOR THE YEAR ENDED DECEMBER 31, 2003 AND 2002

                                                    2003               2002
                                                 -----------        -----------
OPERATING REVENUES
  Sales                                          $ 1,309,686        $ 2,400,930

COST OF SALES                                        688,300          1,723,551
                                                 -----------        -----------

GROSS PROFIT                                         621,386            677,379
                                                 -----------        -----------

OPERATING EXPENSES
   Compensation expense                              646,691            515,135
   General and administrative expenses               427,949            437,431
   Depreciation and amortization                      21,125             27,825
                                                 -----------        -----------
       Total Operating Expenses                    1,095,765            980,391
                                                 -----------        -----------

LOSS BEFORE OTHER INCOME (EXPENSE)                  (474,379)          (303,012)

OTHER INCOME (EXPENSE)
   Loss on disposal of fixed assets                       --            (13,002)
   Interest income                                     1,214              2,997
   Interest expense                                 (146,383)           (35,019)
                                                 -----------        -----------
       Total Other Income (Expense)                 (145,169)           (45,024)
                                                 -----------        -----------

NET LOSS BEFORE PROVISION FOR INCOME TAXES          (619,548)          (348,036)
Provision for Income Taxes                                --                 --
                                                 -----------        -----------

NET LOSS APPLICABLE TO COMMON SHARES             $  (619,548)       $  (348,036)
                                                 ===========        ===========

NET LOSS PER BASIC AND DILUTED SHARES            $     (0.32)       $     (0.18)
                                                 ===========        ===========

WEIGHTED AVERAGE NUMBER OF COMMON
    SHARES OUTSTANDING                             1,952,985          1,952,985
                                                 ===========        ===========

                     SOLUTION TECHNOLOGY INTERNATIONAL, INC.
             STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                  FOR THE YEAR ENDED DECEMBER 31, 2003 AND 2002

                                                                    Additional
                                Common Stock                         Paid-in         Accumulated
                                  Shares            Amount           Capital           Deficits             Total
                                -----------       -----------       -----------       -----------        -----------
Balance December 31, 2001         1,952,985       $     1,953       $ 2,219,488       $(2,034,620)       $   186,821

Net loss for the year                    --                --                --          (348,036)          (348,036)
                                -----------       -----------       -----------       -----------        -----------

Balance December 31, 2002         1,952,985             1,953         2,219,488        (2,382,656)          (161,215)

Net loss for the year                    --                --                --          (619,548)          (619,548)
                                -----------       -----------       -----------       -----------        -----------

Balance December 31, 2003         1,952,985       $     1,953       $ 2,219,488       $(3,002,204)       $  (780,763)
                                ===========       ===========       ===========       ===========        ===========

                     SOLUTION TECHNOLOGY INTERNATIONAL, INC.
                            STATEMENTS OF CASH FLOWS
                  FOR THE YEAR ENDED DECEMBER 31, 2003 AND 2002

                                                                      2003              2002
                                                                    ---------        ---------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net loss                                                         $(619,548)       $(348,036)
                                                                    ---------        ---------

   Adjustments to reconcile net loss to net cash
     used in operating activities:
     Depreciation and amortization                                     21,125           27,825
      Loss on disposition of fixed assets                                  --           13,002

  Changes in assets and liabilities
     Decrease in accounts receivable                                   60,694          (42,579)
     (Increase) decrease in prepaid expenses and other assets          17,767          (16,667)
     (Decrease) in deferred income                                   (300,000)
     (Decrease) in deferred compensation                               83,328           (5,559)
     Increase in accounts payable and
       and accrued expenses                                          (303,141)         372,101
                                                                    ---------        ---------
     Total adjustments                                               (120,227)          48,123
                                                                    ---------        ---------

     Net cash (used in) operating activities                         (739,775)        (299,913)
                                                                    ---------        ---------

CASH FLOWS FROM INVESTING ACTIVITIES
   Acquisitions of intangible assets                                       --         (571,252)
   Acquisitions of fixed assets                                            --           (6,826)
                                                                    ---------        ---------

      Net cash (used in) investing activities                              --         (578,078)
                                                                    ---------        ---------

CASH FLOWS FROM FINANCING ACTIVITES
    Proceeds from revolving promissory note                           750,000               --
    Proceeds from line of credit                                           --          105,000
    Payment on line of credit                                        (105,000)              --
    Proceeds from note payable                                        200,000          665,000
    Payments of notes payable                                         (70,000)              --
    Payments of notes payable - bank                                   (5,103)        (115,723)
    Payments of obligations under capital lease                       (10,145)         (13,520)
                                                                    ---------        ---------

       Net cash provided by financing activities                      759,752          640,757
                                                                    ---------        ---------

NET INCREASE (DECREASE) IN
    CASH AND CASH EQUIVALENTS                                         759,752         (237,234)

CASH AND CASH EQUIVALENTS -
    BEGINNING OF PERIOD                                                   907          238,141
                                                                    ---------        ---------

CASH AND CASH EQUIVALENTS - END OF PERIOD                           $ 760,659        $     907
                                                                    =========        =========

CASH PAID DURING THE YEAR FOR:
    Interest expense                                                $ 132,367        $  35,019
                                                                    =========        =========

                     SOLUTION TECHNOLOGY INTERNATIONAL, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002

NOTE  1- ORGANIZATION AND BASIS OF PRESENTATION

            Solution Technology International, Inc. (the "Company") incorporated in Delaware on April 27, 1993, is an emerging software product company based in Frederick, Maryland offering an enterprise solution for the global insurance and reinsurance industry. The Company has created complex reinsurance algorithms and methodologies to support automation of complex technical accounting methods and claims recovery processes. The Company has also developed sophisticated expert underwriting methods and trend analysis tools that support the insurance and reinsurance industries.

NOTE  2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

            Use of Estimates

            The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

            Cash and Cash Equivalents

            The Company considers all highly liquid debt instruments and other short- term investments with an initial maturity of three months or less to be cash or cash equivalents.

            The Company maintains cash and cash equivalents with a financial institution that periodically exceed the limit of insurability under Federal Deposit Insurance Corporation.

            Identified Intangible Assets

            Intellectual property assets represent technology and are amortized over the periods of benefit, ranging from two to ten years, generally on a straight-line basis.

            Identified intangible assets are regularly reviewed to determine whether facts and circumstances exist which indicate that the useful life is shorter than originally estimated or the carrying amount of assets may not be recoverable. The Company assesses the recoverability of its identifiable intangible assets by comparing the projected discounted net cash flows associated with the related asset or group of assets over their remaining lives against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets.

            Start-up Costs

            In accordance with the American Institute of Certified Public Accountants Statement of Position 98-5, "Reporting on the Costs of Start-up Activities", the Company expenses all costs incurred in connection with the start-up and organization of the Company.

                     SOLUTION TECHNOLOGY INTERNATIONAL, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 2003 AND 2002

NOTE  2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

            Revenue Recognition

            The Company records its transactions under the accrual method of accounting whereby income is recognized when the services are billed rather than when the fees are collected, and costs and expenses are recognized in the period they are incurred rather than when paid.

            The Company is an emerging software product company who has developed a software package to help insurance and reinsurance companies in their claims recovery process.

            In 2002, the Company entered into an agreement with the Swiss Pool for Aviation Insurance ("SPL") and recorded revenue under this agreement for license and hosting services rendered. SPL consists of a pool of approximately 26 insurance and reinsurance companies.

            The Company accounts for the licensing of software in accordance with the American Institute of Certified Public Accountants Statement of Position (SOP) 97-2, "Software Revenue Recognition." The Company recognizes revenue when (i) persuasive evidence of an arrangement exists; (ii) delivery has occurred or services have been rendered; (iii) the sales price is fixed or determinable; and (iv) the ability to collect is reasonably assured. For software arrangements with multiple elements, revenue is recognized dependent upon whether vendor-specific objective evidence (VSOE) of fair value exists for each of the elements. When VSOE does not exist for all the elements of a software arrangement and the only undelivered element is post-contract customer support (PCS), the entire licensing fee is recognized ratably over the contract period. Revenue attributable to undelivered elements, including technical support, is based on the average sales price of those elements, when sold separately, and is recognized ratably on a straight-line basis over the products life cycle. PCS revenue is recognized ratably over the contract period. Shipping charges billed to customers are included in revenue and the related shipping costs are included in cost of sales.

            Income Taxes

            The income tax benefit is computed on the pretax loss based on the current tax law. Deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates. No benefit is reflected for the year ended December 31, 2003 and 2002, respectively.

            Fair Value of Financial Instruments

            The carrying amounts reported in the balance sheets for cash and cash equivalents, and accounts payable approximate fair value because of the immediate or short-term maturity of these financial instruments.

                     SOLUTION TECHNOLOGY INTERNATIONAL, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 2003 AND 2002

NOTE  2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

            Advertising Costs

            The Company expenses the costs associated with advertising as incurred. Advertising expenses are included in the statements of operations for the years ended December 31, 2003 and 2002.

            Fixed Assets

            Furniture and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets.

            When assets are retired or otherwise disposed of, the costs and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is recognized in income for the period. The cost of maintenance and repairs is charged to income as incurred; significant renewals and betterments are capitalized. Deduction is made for retirements resulting from renewals or betterments.

            Accounts Receivable

            The Company conducts business and extends credit based on an evaluation of the customers' financial condition, generally without requiring collateral. Exposure to losses on receivables is expected to vary by customer due to the financial condition of each customer. The Company monitors exposure to credit losses and maintains allowances for anticipated losses considered necessary under the circumstances.

            Earnings (Loss) Per Share of Common Stock

            Historical net income (loss) per common share is computed using the weighted average number of common shares outstanding. Diluted earnings per share (EPS) includes additional dilution from common stock equivalents, such as stock issuable pursuant to the exercise of stock options and warrants. Common stock equivalents were not included in the computation of diluted earnings per share when the Company reported a loss because to do so would be antidilutive for periods presented.

            The following is a reconciliation of the computation for basic and diluted EPS:

                     SOLUTION TECHNOLOGY INTERNATIONAL, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 2003 AND 2002

NOTE  2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Earnings (Loss) Per Share of Common Stock (Continued)

                                      December 31,        December 31,
                                        2003                 2002
                                     -----------        -----------
Net loss                             $  (619,548)       $  (348,036)
                                     -----------        -----------

Weighted-average common shares
Outstanding (Basic)                    1,952,985          1,952,985

Weighted-average common stock
Equivalents
Stock options                                 --                 --
Warrants                                      --                 --
                                     -----------        -----------

Weighted-average common shares
Outstanding (Diluted)                  1,952,985          1,952,985
                                     ===========        ===========

Options and warrants outstanding to purchase stock were not included in the computation of diluted EPS for December 31, 2003 and 2002 because inclusion would have been antidilutive.

Goodwill and Other Intangible Assets

In June 2001, the FASB issued Statement No. 142 "Goodwill and Other Intangible Assets". This statement addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, Intangible Assets. It addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. This Statement also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements.

                     SOLUTION TECHNOLOGY INTERNATIONAL, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 2003 AND 2002

NOTE  2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Stock-Based Compensation

Employee stock awards under the Company's compensation plans are accounted for in accordance with Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees", and related interpretations. The Company provides the disclosure requirements of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), and related interpretations. Stock-based awards to non-employees are accounted for under the provisions of SFAS 123 and has adopted the enhanced disclosure provisions of SFAS No. 148 "Accounting for Stock-Based Compensation-Transition and Disclosure, an amendment of SFAS No. 123".

The Company measures compensation expense for its employee stock-based compensation using the intrinsic-value method. Under the intrinsic-value method of accounting for stock-based compensation, when the exercise price of options granted to employees is less than the estimated fair value of the underlying stock on the date of grant, deferred compensation is recognized and is amortized to compensation expense over the applicable vesting period. In each of the periods presented, the vesting period was the period in which the options were granted. All options were expensed to compensation in the period granted rather than the exercise date.

The Company measures compensation expense for its non-employee stock-based compensation under the Financial Accounting Standards Board (FASB) Emerging Issues Task Force (EITF) Issue No. 96-18, "Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services". The fair value of the option issued is used to measure the transaction, as this is more reliable than the fair value of the services received. The fair value is measured at the value of the Company's common stock on the date that the commitment for performance by the counterparty has been reached or the counterparty's performance is complete. The fair value of the equity instrument is charged directly to compensation expense and additional paid-in capital.

                     SOLUTION TECHNOLOGY INTERNATIONAL, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 2003 AND 2002

NOTE  2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Accounting Pronouncements

On October 3, 2001, the FASB issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"), that is applicable to financial statements issued for fiscal years beginning after December 15, 2001. The FASB's new rules on asset impairment supersede SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," and portions of Accounting Principles Board Opinion 30, "Reporting the Results of Operations." This Standard provides a single accounting model for long-lived assets to be disposed of and significantly changes the criteria that would have to be met to classify an asset as held-for-sale. Classification as held-for-sale is an important distinction since such assets are not depreciated and are stated at the lower of fair value and carrying amount. This Standard also requires expected future operating losses from discontinued operations to be displayed in the period (s) in which the losses are incurred, rather than as of the measurement date as presently required.

In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections. This statement rescinds SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt," and an amendment of that statement, SFAS No. 44, "Accounting for Intangible Assets of Motor Carriers," and SFAS No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements". This statement amends SFAS No. 13, "Accounting for Leases", to eliminate inconsistencies between the required accounting for sales-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sales-leaseback transactions.

Also, this statement amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. Provisions of SFAS No. 145 related to the rescissions of SFAS No. 4 were effective for the Company on November 1, 2002 and provisions affecting SFAS No. 13 were effective for transactions occurring after May 15, 2002. The adoption of SFAS No. 145 did not have a significant impact on the Company's results of operations or financial position.

                     SOLUTION TECHNOLOGY INTERNATIONAL, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 2003 AND 2002

NOTE 2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Accounting Pronouncements (Continued)

In June 2003, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". This statement covers restructuring type activities beginning with plans initiated after December 31, 2002. Activities covered by this standard that are entered into after that date will be recorded in accordance with provisions of SFAS No. 146. The adoption of SFAS No. 146 did not have a significant impact on the Company's results of operations or financial position.

In December 2002, the FASB issued Statement No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure, an amendment of FASB Statement No. 123"("SFAS 148"). SFAS 148 amends FASB Statement No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. It also amends the disclosure provisions of that Statement to require prominent disclosure about the effects on reported net income of an entity's accounting policy decisions with respect to stock-based employee compensation. Finally, this Statement amends Accounting Principles Board ("APB") Opinion No. 28, "Interim Financial Reporting", to require disclosure about those effects in interim financial information. SFAS 148 is effective for financial statements for fiscal years ending after December 15, 2002. The Company will continue to account for stock-based employee compensation using the intrinsic value method of APB Opinion No. 25, "Accounting for Stock Issued to Employees," but has adopted the enhanced disclosure requirements of SFAS 148.

In April 2003, the FASB issued SFAS Statement No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities", which amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities". This Statement is effective for contracts entered into or modified after June 30, 2003, except for certain hedging relationships designated after June 30, 2003. Most provisions of this Statement should be applied prospectively. The adoption of this statement did not have a significant impact on the Company's results of operations or financial position.

                     SOLUTION TECHNOLOGY INTERNATIONAL, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 2003 AND 2002

NOTE  2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Accounting Pronouncements (Continued)

In May 2003, the FASB issued SFAS Statement No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities, if applicable. It is to be implemented by reporting the cumulative effect of a change in an accounting principle for financial instruments created before the issuance date of the Statement and still existing at the beginning of the interim period of adoption. The adoption of this statement did not have a significant impact on the Company's results of operations or financial position.

In November 2002, the FASB issued Interpretation No. 45 ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others". FIN 45 requires a company, at the time it issues a guarantee, to recognize an initial liability for the fair value of obligations assumed under the guarantees and elaborates on existing disclosure requirements related to guarantees and warranties. The recognition requirements are effective for guarantees issued or modified after December 31, 2002 for initial recognition and initial measurement provisions. The adoption of FIN 45 did not have a significant impact on the Company's results of operations or financial position.

In January 2003, the FASB issued FASB Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51". FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003. The adoption of FIN 46 did not have a significant impact on the Company' results of operations or financial position.

                     SOLUTION TECHNOLOGY INTERNATIONAL, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 2003 AND 2002

NOTE  3- FIXED ASSETS

Property and equipment as of December 31, 2003 and 2002 were as follows:

                                 Estimated Useful
                                  Lives (Years)
                                                            2003            2002
                                                            ----            ----
Furniture and fixtures                  7                $23,268         $23,268
Machinery and equipment                3-7                80,016          80,016
Leasehold improvements                  39                11,870          11,870
Vehicles                                5                 26,908          26,908
                                                          ------          ------

                                                         142,062         142,062
Less: accumulated depreciation                            75,850          54,725
                                                          ------          ------
Property and equipment, net                             $ 66,212        $ 87,337
                                                        ========        ========

There was $21,125 and $27,825 charged to operations for depreciation expense for the years ended December 31, 2003 and 2002, respectively.

NOTE  4- NOTES PAYABLE

The Company entered into an agreement with the Swiss Pool for Aviation Insurance ("SPL") whereby SPL advanced the Company under their Master SurSite Agreement, a license/hosting fee and associated professional service fees. Advanced fees were recognized as both revenue to the Company for achieving certain benchmarks in accordance with the agreement, and certain fees were advances to be repaid due to contractual obligations to SPL. The original terms were for the advances to be repaid in a period not to exceed five years, no interest. In 2004, interest started accruing at 2.5% annually. The Company originally was advanced $700,000 from June 2002 through October 2002, and credited one quarterly maintenance fee of $35,000 in 2002 and two quarterly maintenance fees totaling $70,000 in 2003. Additionally, SPL advanced another $200,000 in 2003 at 9% interest annually. Interest expense on this portion for the year ended December 31, 2003 was $10,347. The note payable balance due at December 31, 2003 and 2002 was $795,000 and $665,000, respectively. All amounts are included as current liabilities due to the fact that these amounts are due on demand.

                     SOLUTION TECHNOLOGY INTERNATIONAL, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 2003 AND 2002

NOTE  5- NOTES PAYABLE - BANK

The Company during 2003 and 2002 maintained a $200,000 Line of Credit with two banks. The Company would borrow funds from time to time for working capital needs. Interest on the lines of credit were variable at prime rate plus 2.5%. The balance at December 31, 2003 and 2002 was $0 and $105,000, respectively. Interest for the years ended December 31, 2003 and 2002 was $469 and $3,291, respectively.

NOTE  6- REVOLVING PROMISSORY NOTE

The Company entered into a revolving promissory note agreement (the "Agreement") with Crosshill Georgetown Capital, L.P. ("Crosshill") on January 10, 2003. Pursuant to the Agreement, Crosshill loaned the Company $750,000 which matures upon the earlier of the Company closing on an equity raise of not less than $2,000,000 or July 10, 2003, which has been amended on three occasions through March 31, 2004. The note accrued interest at 12% annually. The Company has the full $750,000 outstanding at December 31, 2003. Interest expense for the year ended December 31, 2003 is $102,588 due to added interest payments due to late payments made by the Company.

The amounts are secured by a Loan and Security Agreement and an Intellectual Property Security Agreement. In addition, the Company issued 930,245 warrants to Crosshill for inducement to enter into the Agreement. In accordance with the third amendment which established March 31, 2004 as the new maturity date, these warrants increase 60,000 per month effective April 2004, should the Company fail to repay the note.

Crosshill can purchase these warrants for $1 and other good and valuable consideration as defined in the Warrant Agreement. The warrants have a price of $.001 (the par value of the Company) and expire January 9, 2010.

NOTE  7- INTELLECTUAL PROPERTY

Costs incurred in creating products are charged to expense when incurred as research and development until technological feasibility is established upon completion of a working model. Thereafter, all software production costs are capitalized and subsequently reported at the lower of unamortized cost or net realizable value. Capitalized costs are amortized based on current and future revenue for each product with an annual minimum equal to the straight-line amortization over the remaining estimated economic life of the product.

                     SOLUTION TECHNOLOGY INTERNATIONAL, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 2003 AND 2002

NOTE  7- INTELLECTUAL PROPERTY (CONTINUED)

In accordance with SFAS No. 2, "Accounting for Research and Development Costs", SFAS No. 68, "Research and Development Arrangements", and SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed", technological feasibility for the product was established on January 1, 2001 with completion of the working model.

All costs subsequent to this date have been capitalized. Management on an annual basis determines impairment on their intangible assets as they have an indefinite life.

NOTE  8- OBLIGATIONS UNDER CAPITAL LEASE

The Company is the lessee of computer equipment and office equipment under capital leases expiring during 2006. The leases are collateralized by the equipment.

Minimum lease payments under capital leases at December 31, 2003, are as follows:

         2004                               $   9,652
         2005                                    3,247
         2006                                    1,894
                                             ---------
                                               14,793

Less: amounts representing interest           ( 1,820)
Less: current portion                         ( 8,433)
                                            ----------

         Long-term portion                   $   4,540
                                             =========

                     SOLUTION TECHNOLOGY INTERNATIONAL, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 2003 AND 2002

NOTE  9- OPERATING LEASE

The Company has a facility lease for office space and equipment leases with various expiration dates through 2006. The office lease contains a four percent yearly escalation clause along with the Company paying taxes, insurance and utilities. Monthly payments for all leases range from $99 to $6,808 per month.

Minimum lease payments under operating leases at December 31, 2003, are as follows:

              2004                                $  72,481
              2005                                   72,669
              2006                                   38,657
                                                  ---------

                                                   $183,807

NOTE  10- ACCRUED COMPENSATION

The Company as of December 31, 2003 and 2002 has accrued compensation to an officer in the amount of $136,103 and $52,775, respectively. These amounts are reflected as current liabilities.

NOTE  11- STOCKHOLDERS' DEFICIT

Common Stock

As of December 31, 2003 and 2002, the Company has 20,000,000 shares of common stock authorized and 1,952,985 issued and outstanding. The par value of the common stock is $.001.

The Company prior to October 10, 2002 had 150,000 shares authorized and 130,199 shares issued and outstanding. The Company then increased the authorized level of common shares to 20,000,000 that the board of directors approved and a corresponding 15:1 forward stock split increasing the issued and outstanding shares to 1,952,985. Additionally, the board of directors approved a change in the par value of the common stock to $.001 from no par value. There were no other issuances or cancellations of stock during 2003 and 2002.

                     SOLUTION TECHNOLOGY INTERNATIONAL, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 2003 AND 2002

NOTE  11- STOCKHOLDERS' DEFICIT (CONTINUED)

Stock Options and Warrants

The Company has authorized 600,000 shares to be issued as options to employees of the Company. In addition, the Company from time to time has issued board resolutions to issue warrants to key personnel. Subsequent to December 31, 2003, the Company increased the authorized number of common shares to be issued as options to 1,500,000. As of December 31, 2003 and 2002, the Company had issued 224,786 and 397,286 options to officers, directors and employees.

Under the Black-Scholes option pricing model, the total value of the stock options granted in 2003 and 2002 is charged to operations as these options are fully vested. SFAS No. 123, "Accounting for Stock-Based Compensation", encourages adoption of a fair-value-based method for valuing the cost of stock-based compensation. However, it allows companies to continue to use the intrinsic-value method for options granted to employees and disclose pro forma net loss.

The following tables summarizes the activity of the Company's stock option plan:

                                           Year Ended
                                        December 31, 2003
                                       ----------------------
                                                    Weighted-
                                                     average
                                       Number of     exercise
                                        Options       price
                                        -------       -------
Outstanding - beginning of period
                                        397,286       $  2.00
Granted                                  40,000          2.00
Exercised/Expired                       212,500)        (2.00)
                                        -------       -------

Outstanding - end of period             224,786       $  2.00
                                       =======

Exercisable at end of period:           224,786       $  2.00

                     SOLUTION TECHNOLOGY INTERNATIONAL, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 2003 AND 2002

NOTE  11- STOCKHOLDERS' DEFICIT (CONTINUED)

Stock Options and Warrants (Continued)

                                              Year Ended
                                          December 31, 2002
                                        ---------------------------
                                                        Weighted-
                                         Number           average
                                         of             exercise
                                        Options            price
                                        ---------        ---------
Outstanding - beginning of period
                                        $       0        $     .00
Granted                                   547,313             2.00
Exercised/Expired                        (150,017)           (2.00)
                                        ---------        ---------

Outstanding - end of period             $ 397,286        $    2.00
                                                         =========

Exercisable at end of period:           $ 397,286        $    2.00

For disclosure purposes, the fair value of each stock option granted is estimated on the date of grant using the Black-Scholes option-pricing model, which approximates fair value, with the following weighted-average assumptions used for stock options granted in 2003; no annual dividends, volatility of 60%, risk-free interest rate of 4.50%, and expected life of 9.45 years.

If compensation expense for the Company's stock-based compensation plans had been determined consistent with SFAS 123, the Company's net income and net income per share including pro forma results would have been the amounts indicated below:

                                                      Year Ended December 31,
                                                     2003              2002
                                                  ---------          ---------
                  Net loss:
  As reported                                     ($619,548)         ($348,036)
  Total stock-based employee compensation
     expense determined under fair value based
     method for all awards, net of related tax      (53,869)          (243,783)
     effects                                      ---------          ---------
                                                  ($673,417)         ($591,819)
   Pro forma
Net loss per share:
   As reported:
      Basic                                          ($0.32)            ($0.18)
      Diluted                                        ($0.32)            ($0.18)
   Pro forma:
      Basic                                          ($0.34)            ($0.30)
      Diluted                                        ($0.34)            ($0.30)

                     SOLUTION TECHNOLOGY INTERNATIONAL, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 2003 AND 2002

NOTE  11- STOCKHOLDERS' DEFICIT (CONTINUED)

Stock Options and Warrants (Continued)

The Company has 930,245 stock warrants outstanding as of December 31, 2003. There were no warrants issued during 2002. In 2003 the Company issued 930,245 warrants and valued them in accordance with the Black-Scholes pricing model.

The Company has the following warrants exercisable for the purchase of its common stock:

                                                              Year Ended
 Exercise                                                     December 31,
                                                             ------------
  Price                  Expiration Date                  2003           2002
  -----                  ---------------                  ----           ----
  $1.00        January, 2010                           930,245               0
                                                     ---------           -------
                                                       930,245               0
                                                     =========           =======
              Weighted average exercise price            $1.00           $0.00
                                                     ---------           -------

In addition, all of these warrants are outstanding as of December 31, 2003.

NOTE  12- PROVISION FOR INCOME TAXES

Deferred income taxes will be determined using the liability method for the temporary differences between the financial reporting basis and income tax basis of the Company's assets and liabilities. Deferred income taxes will be measured based on the tax rates expected to be in effect when the temporary differences are included in the Company's tax return. Deferred tax assets and liabilities are recognized based on anticipated future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases.

At December 31, 2003, deferred tax assets consist of the following:

                  Net operating loss carryforwards        $1,000,000
                  Less:  valuation allowance              (1,000,000)
                                                          ----------
                                                          $      -0-
                                                          ==========

At December 31, 2003, the Company had deficits accumulated in the approximate amount of $3,002,204, available to offset future taxable income through 2023. The Company established valuation allowances equal to the full amount of the deferred tax assets due to the uncertainty of the utilization of the operating losses in future periods.

                     SOLUTION TECHNOLOGY INTERNATIONAL, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 2003 AND 2002

NOTE  13- GOING CONCERN

As shown in the accompanying financial statements the Company has sustained net operating losses for the years ended December 31, 2003 and 2002. There is no guarantee that the Company will be able to raise enough capital or generate revenues to sustain its operations.

Management believes that the Company's capital requirements will depend on many factors including the success of the Company's sales efforts. The Company is in discussions to be acquired by a public company and simultaneously spun out into its own public company. With this spin out, the Company is in negotiations with an equity provider for a commitment of over 12 million dollars in equity financing which will enable the Company to expand and carry out its business plan.

The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

NOTE  14- SUBSEQUENT EVENTS

The Company has entered into a letter of intent with a publicly traded company to be acquired. The Company is currently in the due diligence phase with respect to this transaction. If acquired, the public company in all likelihood will simultaneously spin off the Company into its own public company.

With respect to this transaction, the Company is expected to enter into a convertible debenture agreement and standby equity line of credit agreement for approximately 12 million dollars. The Company anticipates using these proceeds to further production of their software as well as engage sales and marketing professionals.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Indemnification

         Our Certificate of Incorporation and Bylaws provide that we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. In certain cases, we may advance expenses incurred in defending any such proceeding. To the extent that the officer or director is successful on the merits in any such proceeding as to which such person is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Delaware.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered.

Securities and Exchange Commission Registration Fee             $   100
Printing and Engraving Expenses                                 $ 3,000
Accounting Fees and Expenses                                    $23,000
Legal Fees and Expenses                                         $35,000
Miscellaneous                                                   $15,000
                                                                -------
TOTAL                                                           $76,100
                                                                =======

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

         The Company has issued Crosshill Georgetown Capital warrants to purchase 22,204,900 shares of the Company's common stock through a series of transactions, the most recent of which closed on June 30, 2004.

         In June 2004, the Company entered into a Note and Warrant Purchase Agreement with Michael Shor, pursuant to which, Mr. Shor received Warrants to purchase up to 4,000,000 shares of the Company's common stock.

         On June 29, 2004, the Company issued to Cornell Capital, a $400,000 convertible debenture.

         On June 29, 2004, the Company issued to Mobilepro Corp., 5,121,855 shares of the Company's common stock pursuant to the terms of a Business Development Agreement. On that same date, the Company issued 2,048,599 shares to Lighthouse Advisors, Inc. pursuant to the terms of a Business Development Agreement.

         Except as otherwise noted, the securities described in this Item were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933. Each such issuance was made pursuant to individual contracts which are discrete from one another and are made only with persons who were sophisticated in such transactions and who had knowledge of and access to sufficient information about STI to make an informed investment decision. Among this information was the fact that the securities were restricted securities.

ITEM 27.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (a) The following exhibits are filed as part of this registration statement:

Exhibit No.     Description                                                   Location
-----------     -----------                                                   --------
3.1             Fourth Amended and Restated Certificate of Incorporation      Provided herewith

3.2             Bylaws of Registrant.                                         Provided herewith

4.1             2002 Stock Incentive Plan                                     Provided herewith

4.2             Warrant issued by the Company to Cornell Capital.             Provided herewith

5.1             Opinion of Schiff Hardin LLP                                  Provided herewith

10.1            Standby  Equity  Distribution  Agreement,  dated June 29,     Provided herewith
                2004, between the Company and Cornell Capital.

10.2            Registration  Rights  Agreement,  dated  June  29,  2004,     Provided herewith
                between the Company and Cornell Capital.

10.3            Placement Agent Agreement,  dated June 29, 2004,  between     Provided herewith
                the Company and Newbridge Securities Corporation.

10.4            Escrow  Agreement,  dated  June  29,  2004,  between  the     Provided herewith
                Company and Cornell Capital.

10.5            Securities Purchase Agreement dated June 29, 2004,            Provided herewith
                between the Company and Cornell Capital

10.6            Investor Registration Rights Agreement dated June 29,         Provided herewith
                2004, between the Company and Cornell Capital

10.7            Security Agreement dated June 29, 2004, between the           Provided herewith
                Company and Cornell Capital

10.8            Irrevocable Transfer Agent Instructions dated June 29,        Provided herewith
                2004.

10.9            Secured  Debenture issued by the Company on June 29, 2004     Provided herewith
                to Cornell Capital.

10.10           Convertible Debenture issued by the Company on June 29,       Provided herewith
                2004 to Cornell Capital.

10.11           Business Development Agreement between the Company and        Provided herewith
                Mobilepro Corp., dated June 29, 2004.

10.12           Business Development Agreement between the Company and        Provided herewith
                Lighthouse Advisors, Inc., dated June 29, 2004.

10.13           Escrow Agreement, dated June 29, 2004, between the Company    Provided herewith
                and Cornell Capital.

23.1            Consent of Schiff Hardin LLP                                  Contained in Exhibit 5.1

23.2            Consent of Bagell, Josephs & Company, L.L.C.                  Provided herewith

24.1            Power of Attorney                                             Included on signature page

ITEM 28.  UNDERTAKINGS

         The undersigned registrant hereby undertakes:

            (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by Sections 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

            (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be a bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, in Frederick, Maryland.

                             SOLUTION TECHNOLOGY INTERNATIONAL, INC.

                             By: /s/Dan Jonson
                                -----------------------------------------
                             Name:  Dan L. Jonson
                             Title: President and Chief Executive Officer

                             Date:  August 19, 2004

         KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Dan L. Jonson his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities (until revoked in writing), to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or is substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

/s/ Dan L. Jonson                                               August 19, 2004
-------------------
Dan L. Jonson            President, CEO and Director

                                                                August __, 2004
-------------------
Subhash C. Bhatia        Director

                                                                August __, 2004
-------------------
Andrew Larsen            Director

/s/ Michael Shor                                                August 19, 2004
-------------------
Michael Shor             Director

/s/ Mark D. Spaeth                                              August 19, 2004
-------------------
Mark D. Spaeth           Director